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        Exhibit 10.7

AIRPORT USE AND LEASE AGREEMENT

BETWEEN

THE CHARTER COUNTY OF WAYNE, MICHIGAN

AND

NORTHWEST AIRLINES, INC.

DATED AS OF JUNE 21, 2002

TABLE OF CONTENTS

		Page(s)
ARTICLE I	PREMISES	1
A.	USE OF AIRPORT	1
B.	LEASE OF SPACE	3
	1. EXISTING TERMINAL SPACE	3
	2. PREFERENTIAL USE PREMISES	4
	3. SHARED USE PREMISES	6
C.	PUBLIC SPACE	6
D.	PARKING SPACE	6
E.	RIGHT OF INGRESS AND EGRESS	6
F.	FUEL	7
ARTICLE II	TERM	7
ARTICLE III	RENTALS AND FEES	7
A.	TERMINAL RENTALS AND TERMINAL USE CHARGES	7
	1. EXISTING TERMINAL SPACE	7
	2. PREFERENTIAL USE PREMISES	7
	3. SHARED USE PREMISES	9
B.	ACTIVITY FEES AND CAPITAL EXPENDITURES	11
	1. ACTIVITY FEES	11
	2. LESSOR COVENANTS; CAPITAL EXPENDITURES	12
C.	FACILITIES USE FEES—FIS FACILITIES	14
D.	CONTINUING RENTAL OBLIGATION	14
E.	YEAR-END ADJUSTMENT PAYMENTS AND CREDITS	15
F.	PASSENGER CREDIT	17
G.	PAYMENT OF RENTALS AND ACTIVITY FEES	17
	1. INFORMATION ON LESSEE OPERATIONS	17
	2. PROJECTION OF RENTALS AND ACTIVITY FEES	17
	3. PAYMENT OF RENTALS AND ACTIVITY FEES	18
	4. ADJUSTMENT OF TERMINAL CHARGES AND ACTIVITY FEES	18
	5. PRELIMINARY ANNUAL SETTLEMENT AND FINAL AUDIT	18
H.	SUPPLEMENTAL CAPITAL COST PAYMENTS	19
ARTICLE IV	[Intentionally Omitted]	19
ARTICLE V	CONSTRUCTION, MAINTENANCE, REPAIR	19
ARTICLE VI	RIGHT OF ENTRY BY LESSOR	20
ARTICLE VII	MAINTENANCE, OPERATION AND REPAIR BY LESSOR	21
ARTICLE VIII	UTILITY SERVICES	22
ARTICLE IX	SPACE FOR UNITED STATES WEATHER BUREAU, POSTAL SERVICE, FEDERAL AVIATION ADMINISTRATION, AND EXPRRESS AGENCIES	22
ARTICLE X	AIRLINE CLUBS	23
ARTICLE XI	RULES AND REGULATIONS	23

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EXHIBITS

Exhibit A	Airport
Exhibit B	Lessee's Existing Terminal Space
Exhibit C	Lessee's Preferential South Terminal Space and Shared Use South Terminal Space
Exhibit D	Priorities for Use of International Gates
Exhibit E	Allocation of O&M Expenses and Bond Debt Service
Exhibit F	Airport Parcels to be Sold
Exhibit G	Certain Airport Positions and Remuneration
Exhibit H	Required Use of PFCs
Exhibit I	Facilities Use Fees
Exhibit J	Terminal Cost Centers

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NORTHWEST AIRLINES, INC.

AIRPORT USE AND LEASE AGREEMENT

        This Airport Use and Lease Agreement (this "Agreement") made and entered into this            day of                        , 2002, by and between the County of Wayne, a Michigan Charter County, by and through its Chief Executive Officer, with principal offices located at 600 Randolph Street, Detroit, Michigan 48226, hereinafter referred to as "Lessor", and Northwest Airlines, Inc., a Minnesota corporation, with principal offices located at 2700 Lone Oak Parkway, Eagan, Minnesota 55121 hereinafter referred to as "Lessee". Unless defined elsewhere in this Agreement, capitalized terms shall have the meanings set forth in Article XXVIII hereof.

        Witnesseth:

        WHEREAS, Lessor owns and operates Detroit Metropolitan Wayne County Airport (the "Airport"), said airport being more fully described in Exhibit A attached hereto and hereby made a part hereof, with the power to lease premises and facilities and to grant rights and privileges with respect thereto pursuant to the provisions of the Aeronautics Code of the State of Michigan; and

        WHEREAS, Lessee is engaged in the Air Transportation business; and

        WHEREAS, Lessor and Lessee are parties to a First Amended and Restated Airport Agreement (the "First Amended and Restated Airport Agreement"), pursuant to which Lessee leases certain premises, facilities, rights, licenses, services and privileges with and on the Airport and which is effective until the Date of Beneficial Occupancy of the South Terminal; and

        WHEREAS, Lessor and Lessee are parties to a Second Amended and Restated Airport Agreement (the "Second Amended and Restated Airport Agreement"), which is scheduled to become effective upon the Date of Beneficial Occupancy of the South Terminal, and at such time would amend and restate, and supersede in all respects, the First Amended and Restated Airport Agreement; and

        WHEREAS, the parties desire to enter into this Agreement, which shall supersede in all respects and replace the Second Amended and Restated Airport Agreement;

        NOW, THEREFORE, for and in consideration of the premises and of the mutual covenants and agreements herein contained, and other valuable considerations, as of the effectiveness of this Agreement Lessor does hereby grant, demise and let unto Lessee and Lessee does hereby hire and take from Lessor, certain premises and facilities, rights, licenses, services and privileges hereinafter described in connection with and upon the Airport.

ARTICLE I

PREMISES

        A.    USE OF AIRPORT:    In common with others so authorized, Lessee shall have the use of the common areas of the Airport and its appurtenances, together with all facilities, equipment, improvements and services which have been, or may hereafter be, provided at or in connection with the Airport from time to time, including, without limiting the generality hereof and subject to the rules and regulations of Lessor promulgated in accordance with Article XI hereof, the landing field and any extensions thereof or additions thereto, passenger and cargo ramp areas and facilities, aircraft parking areas and facilities, roadways, runways, aprons, taxiways, sewage and water facilities, floodlights, landing lights, beacons, control tower, signals, radio aids, and all other conveniences for flying, landings and take-offs of aircraft of Lessee, which use, without limiting the generality hereof, shall include:

          1.    The right to operate thereat and therefrom a transportation system by aircraft for the carriage of persons, property, cargo and mail;

          2.    The right to repair, maintain, condition, service, test, park or store aircraft or other equipment of Lessee, or of any other scheduled air transportation company, or aircraft of the U.S. Armed Forces or the FAA within such areas as are designated by Lessor; provided, that such right shall not be construed as authorizing the conduct of a separate business by Lessee, but shall permit Lessee to perform such functions as an incident to its conduct of Air Transportation;

          3.    The right to train, subject to rules and regulations as promulgated under Article XI hereof, on the Airport, personnel in the employ of or to be employed by Lessee or any scheduled air transportation company, or of the U.S. Armed Forces, or of the FAA, provided, that such right shall not be construed as authorizing the conduct of a separate business by Lessee, but shall permit Lessee to perform such functions as an incident to its conduct of Air Transportation;

          4.    The right to sell, dispose of or exchange Lessee's aircraft, engines, accessories, supplies or other personal property; provided, that such right shall not be construed as authorizing the conduct of a separate business by Lessee, but shall permit such sales as an incident to its conduct of Air Transportation or accommodation to others engaged therein;

          5.    The right, subject to the terms and conditions hereof, to purchase or otherwise obtain personal property of any nature (including aircraft, engines, accessories, gasoline, oil, greases, lubricants, other fuel or propellant, food, beverages, other equipment and supplies and any articles or goods) reasonably necessary or convenient for its operations, from any supplier of its choice;

          6.    The right to service, by Lessee or others selected by Lessee, Lessee's aircraft or other equipment by truck or otherwise, with gasoline, oil, greases, lubricants, or any other fuel or propellant or other supplies, required by Lessee; such right to include, without limiting the generality thereof, the right to install and maintain on the Airport, separately or in common with others, appropriate pipes (including a pipeline or lines between Lessee's sources of supply and its storage facilities for gasoline, oil, greases, lubricants or other fuel or propellant and from such storage facilities to the point or points of servicing), pumps, motors, filters and other appurtenances incidental to the use thereof, either through construction and maintenance by Lessee or by a nominee of Lessee in accordance with plans and specifications therefor approved by Lessor; provided, however, that Lessor shall not be responsible for the cost of excavation, construction, installation and maintenance of any such storage facilities, pipes or pipelines, pumps, motors, filters or other appurtenances;

          7.    The right to land, take-off, fly, taxi, tow, park, load, and unload Lessee's aircraft and other equipment used in the operation of schedule, shuttle, courtesy, test, training, inspection, emergency, special, charter, sightseeing and other flights;

          8.    The right to transfer, load and unload persons, cargo, property and mail to, from and at the Airport by such loading and unloading devices, motor cars, buses, trucks or other means of conveyance as Lessee may choose or require in the operation of its Air Transportation system; with the non-exclusive right to designate and enter into arrangements with any carrier or carriers of its choice to transport to and from the Airport, passengers and their baggage, cargo, property and mail carried or to be carried by air by Lessee provided that with respect to passengers, Lessee shall not enter into arrangements with a carrier for transportation to or from the Airport except for such period or periods during which there is no satisfactory ground transportation service provided by bus or limousine operator selected by the Lessor;

          9.    The right to install, maintain and operate, without cost to Lessor, by Lessee alone, or in conjunction with any other air transportation companies who are lessees at the Airport, or through a nominee, communication systems between suitable locations in the aircraft loading areas and suitable locations in or about Lessee's hangar, and between any or all of said locations and Lessee's offices;

          10.  The right to install, maintain and operate, without cost to Lessor, by Lessee alone, or in conjunction with any other air transportation companies that are lessees at the Airport, or through a nominee, suitable Lessee-owned aircraft air-conditioning equipment, including, but not limited to, trucks, or a suitable airplane air-conditioning system in the loading area.

          11.  The right to provide in any hangar or other non-public space leased by Lessee without cost to Lessor, by Lessee alone, a subsidiary of Lessee or by contract with a supplier or caterer, foods and beverages for consumption by employees and occasional invitees of Lessee on such premises for business purposes. Without limiting the generality of the foregoing, said right shall include the right to install, maintain, and operate, or cause to be installed, maintained and operated without cost to Lessor, in any hangar on premises leased to Lessee at the Airport, vending machines, a cafeteria, restaurant or other plant for the purpose of preparing, cooking, and dispensing of foods and beverages for consumption as aforesaid;

          12.  The right to provide, without cost to Lessor, by Lessee alone, a subsidiary of Lessee, or by contract with a supplier or caterer of its choice, food and beverages for consumption on aircraft of Lessee; provided, however, that if Lessee shall purchase such foods and beverages by contract with a supplier or caterer other than an Airport food concessionaire, Lessee shall require such supplier or caterer, other than its wholly-owned subsidiary, to pay to Lessor the same percentage commission as would be paid to Lessor by an Airport food concessionaire;

          13.  The right to install and operate, at Lessee's expense, a reasonable number and type of company identification signs, subject to the right of Lessor to approve the same as to type and location;

          14.  The right to install, maintain and operate, at Lessee's expense, by Lessee alone, or in conjunction with any other air transportation companies who are lessees at the Airport, or through a nominee, such radio communications, meteorological and aerial navigation equipment and facilities in or on premises preferentially leased to Lessee, and, subject to the approval of Lessor's Director of Airports with respect to location of installation, elsewhere on the Airport as may be necessary or convenient in the opinion of Lessee for its operations; provided, however, that such approval shall not be withheld unless such installation, maintenance and operation at the location selected by Lessee shall interfere with the reasonable use of the Airport by other authorized persons;

          15.  The right to conduct operations or activities other than those enumerated in Subparagraphs (1) to (14), inclusive, of this paragraph, reasonably related to the landing, taking off, flying, moving, loading, unloading, or servicing of aircraft which are reasonably necessary or convenient to the conduct by it of Air Transportation; provided, however, that all such other operations and activities shall be subject to the approval of the Lessor.

        B.    LEASE OF SPACE:

          1.    EXISTING TERMINAL SPACE.    As of the effectiveness of this Agreement, Lessor leases to Lessee, and grants to Lessee, its employees, agents, guests, patrons and invitees, the exclusive use of the space in the Existing Terminal Facilities identified on Exhibit B attached hereto (hereinafter referred to as "Lessee's Existing Terminal Space"). As promptly as possible after the commencement of Lessee's Air Transportation business in the South Terminal, but in any event not more than 60 days after such commencement, Lessee shall vacate Lessee's Existing Terminal Space, and the lease hereunder of Lessee's Existing Terminal Space shall terminate upon the earlier of 90 days after such commencement and the date on which the Northwest Demolition Project (as defined in the Project Development Agreement) shall have been completed. Lessee and Lessor shall cooperate with one another in the transfer of Lessee's Air Transportation activities to the South Terminal so as to (a) minimize the cost to Lessee and the inconvenience to Lessee and its passengers, (b) facilitate the relocation of other air carriers within the Existing Terminal Facilities and the renovation of space within the Existing Terminal Facilities, and (c) facilitate the demolition of the space in the Existing Terminal Facilities scheduled for demolition as part of the Northwest Demolition Project (hereinafter referred to as "Existing Terminal Space To Be Demolished").

          2.    PREFERENTIAL USE PREMISES.

          (a)  At such time as such space is available for beneficial occupancy, Lessor grants to Lessee, its employees, agents, guests, patrons and invitees, the preferential use of space, improvements and facilities in the South Terminal consisting of the Preferential South Terminal Space identified on Exhibit C attached hereto (hereinafter referred to as "Lessee's Preferential South Terminal Space"). Lessee shall have the right to permit its code share partners and commuter carriers to have access to Lessee's Preferential South Terminal Space.

          (b)  Lessee's Preferential South Terminal Space shall be available to Lessee in accordance with the following preferential use provisions:

            (i)    Lessee shall have priority in using such space, subject to the provisions of subsection (iii) below. In addition, Lessor hereby grants to Lessee, and Lessee hereby accepts from Lessor, for so long as Lessee leases such space, the preferential right to use the aircraft parking positions adjacent to such space, as shown on Exhibit C, for the parking of aircraft and support vehicles and the loading and unloading of passengers and cargo.

            (ii)  Lessor intends to maintain a policy of providing open access to the Airport and achieving a balanced utilization of Airport facilities. To achieve that goal, Lessor reserves the right to require shared use of Preferential Use Premises as described in subsection (iii) below.

            (iii)  (A) If an airline, including any airline seeking to expand its service or an airline seeking entry into the Airport, is in need of space or facilities at the Airport after the Date of Beneficial Occupancy of the South Terminal, which need cannot be met by use of then unleased premises, if any, in the South Terminal or the North Terminal, Lessor shall direct such airline to request the use of leased space or facilities of all Signatory Airlines on a voluntary basis. Lessee and the other Signatory Airlines shall make reasonable efforts to accommodate such requests in a timely manner from any Preferential Use Premises leased to them.

              (B)  In the event (I) Lessor receives a written request from an airline requesting space or facilities of a type granted to Signatory Airlines on a preferential use basis, (II) the requesting airline demonstrates to Lessor that it has contacted all Signatory Airlines and has exhausted all reasonable efforts to find reasonable accommodation for its proposed operations and the space or facilities it needs, and (III) Lessor determines that (x) such requesting airline needs the requested space or facilities to accommodate passengers or aircraft and (y) Lessor cannot provide such space or facilities to such airline on a timely basis, then Lessor may grant such requesting airline the right of temporary or shared use of a designated portion of Lessee's Preferential South Terminal Space, including, but not limited to, the use of passenger loading bridges and other appurtenant equipment which are reasonably necessary for the effective use of such space, whether owned by the Lessee or the Lessor, as well as the aircraft parking positions adjacent to such space, but excluding Lessee's member-only airline clubs within Lessee's Preferential South Terminal Space.

              (C)  In the event Lessor determines that a requesting airline's needs require granting such requesting airline the right to share or temporarily use Preferential Use Premises, Lessor shall serve written notice to all Signatory Airlines of that determination and notice of Lessor's intention to make a further determination, in not less than 15 calendar days, as to how the requesting airline will be accommodated.

              (D)  In accordance with the rules and priorities set forth in subparagraph (F) below, Lessor may grant the requesting airline the right of shared or temporary use of a designated portion of Lessee's Preferential South Terminal Space (excluding Lessee's member-only airline clubs), as well as rights of ingress and egress, the right to use the aircraft parking positions adjacent thereto and the right to use passenger loading bridges and other appurtenant equipment which are reasonably necessary for the effective use of such space, provided, that:

                (I)  such proposed user provides Lessee with indemnification and proof of insurance satisfactory to Lessee; provided, however, that Lessee may not require any indemnification more favorable to it than that which Lessee provides to Lessor hereunder;

                (II)  such proposed user agrees to pay Lessee the sum of the following:

                  (x)  an amount equal to a pro rata share of the sum of the terminal rentals and any other applicable payments, fees or taxes payable by Lessee hereunder with respect to such areas during such shared or temporary use period as calculated herein; and

                  (y)  additional amounts sufficient to recover Lessee's direct costs and operation and maintenance expenses, if any, of such shared or temporary use, including a reasonable allocation of any capital and equipment costs for property and equipment owned by Lessee;

                (III) such proposed user enters into a written agreement with Lessee therefor, which agreement shall not be inconsistent with the terms and conditions stated herein and shall be submitted to Lessor for written approval prior to the effective date thereof.

              (E)  Lessee agrees to make reasonable efforts to facilitate the temporary or shared accommodation of the requesting airline's scheduled operations, including the use of passenger loading bridges used or owned by Lessee and other portions of Lessee's Preferential South Terminal Space (excluding Lessee's member-only airline clubs) as may be reasonably necessary to accommodate the requesting airline in the event Lessor requires such use. In the event that the requesting airline and Lessee are not able to agree to a form of written agreement pursuant to subparagraph (D)(III) above after reasonable efforts by both parties, Lessor shall have the right, after consultation with both parties, to set the final terms of such written agreement, which shall provide no less protection of Lessee's interests than Lessee provides for Lessor's interest hereunder, and be binding on both the requesting airline and Lessee.

              (F)  In the event that, pursuant to subparagraph (B) above, Lessor determines that a requesting airline is in need of facilities to accommodate passengers or aircraft and such facilities should be made available from Preferential Use Premises, Lessor will follow the following rules and priorities in designating the specific premises for temporary or shared use by the requesting airline:

                (I)  Preferential Use Premises shall be designated for temporary or shared use in the reverse order of the magnitude of the then present utilization by Signatory Airlines.

                (II)  In assessing the degree of such utilization by Signatory Airlines, Lessor will consider all factors deemed relevant, which may include: (u) the average number of flight arrivals and departures per aircraft parking position per day; (v) flight scheduling considerations; (w) potential labor conflicts; (x) the number, availability and type (e.g. wide-body or narrow body) of aircraft parking position locations; (y) the preferences of the Signatory Airlines as to which of their specific premises are designated for temporary or shared use by the requesting airline and (z) other operational considerations.

                (III) In the event Lessee is required to share Lessee's Preferential South Terminal Space, Lessee shall have priority in all aspects of usage of such shared premises over all other airlines; provided that Lessee shall not change its scheduling or ordinary course usage of such premises for the purpose of interfering with the usage of such premises by a requesting airline sharing such premises.

              (G)  The foregoing provisions of this Article IB.2.(b)(iii) notwithstanding, Lessor may grant a requesting airline the right to temporarily use a designated portion of Lessee's Preferential South Terminal Space (excluding Lessee's member-only airline clubs) in non-recurring emergency or safety-related circumstances, so long as such use will not unreasonably adversely affect Lessee's Air Transportation operations at the Airport.

              (H)  During the use of Lessee's Preferential South Terminal Space or other related facilities by other airlines scheduled by Lessor pursuant to this Article IB.2., Lessee shall not be held liable by Lessor with regard to any claim for damages or personal injury arising out of or in connection with such requesting airline's use of Lessee's Preferential South Terminal Space or other related facilities, unless caused by the negligence of Lessee, its employees or agents.

          3.    SHARED USE PREMISES.    At such time as such space is available for beneficial occupancy, Lessor grants to Lessee, its employees, agents, guests, patrons and invitees, the shared use, along with all other air carriers operating Air Transportation businesses in the South Terminal to whom such shared use has been granted, of space, improvements and facilities in the South Terminal consisting of the Shared Use South Terminal Space identified on Exhibit C attached hereto. That portion of the Shared Use South Terminal Space consisting of the international gates in the South Terminal, together with related holdrooms, jetbridges, ramp access and baggage facilities, shall be allocated for use by the users thereof in accordance with the priorities described in Exhibit D attached hereto.

        C.    PUBLIC SPACE:    Lessee, its employees, passengers, guests, patrons and invitees, in common with others, shall have the use of all public space in the terminals at the Airport, and all additional public space which may thereafter be made available therein and in any additions thereto, including, without limiting the generality thereof, common areas for passenger movement, concessions areas, entrances, exits, lobbies, public waiting areas, public restrooms, hallways and other premises for other public and passenger convenience.

        D.    PARKING SPACE:    Vehicular parking spaces shall be provided near the terminal from which Lessee is operating (adequate in Lessor's judgment, considering the number of vehicles and traffic to be accommodated) for the use of Lessee, its employees, passengers and limousine operators, in common with any other scheduled air transportation companies, their employees, passengers and limousine operators. Lessor or its concessionaires may make a reasonable charge to passengers for the use of the parking space provided for them, but no charges shall be made for use of such adequate parking spaces as are designated by Lessor for the respective use of Lessee's employees or limousine operators.

        E.    RIGHT OF INGRESS AND EGRESS:    Subject to the reasonable rules and regulations promulgated by Lessor in accordance with Article XI hereof, Lessee shall have the right and privilege over the Airport of ingress to and egress from the premises and facilities described in this Article I for its employees, agents, passengers, guests, patrons and invitees, its or their suppliers of materials and furnishers of service, its or their aircraft, equipment, vehicles, machinery and other property, and, except as herein otherwise specifically provided, no charges, fees or tolls of any nature, direct or indirect, shall be imposed by Lessor upon Lessee, its employees, agents, passengers, guests, patrons and invitees, its or their suppliers of materials and furnishers of service for such right of ingress and egress, or for the privilege of purchasing, selling or using any materials, or services purchased or otherwise obtained by Lessee, or for transporting, loading, unloading or handling persons, property, cargo or mail in connection with Lessee's business or exercising any right or privilege granted by Lessor hereunder. Nothing in this Article I shall limit Lessor's right to impose, collect and use PFCs.

        F.    FUEL:    Lessee shall have the right during the term of this Agreement to lease land in the common fuel storage area as shown in the Airport Master Plan, at a rental rate of not to exceed five cents ($.05) per square foot per year, together with the right to install thereon underground fuel storage tanks, pumps, piping, and appurtenances for the storage of aviation fuel; the location and amount of such land to be determined by written agreement of the parties hereto, a copy of which agreement, if entered into prior to the effective date of this Agreement, will be attached to this Agreement as an exhibit.

ARTICLE II

TERM

        Except as expressly provided otherwise in Article IB.1., Lessee shall have full authority to use the premises and facilities and to exercise the rights, licenses and privileges set forth in Article I hereof for a term beginning on the Date of Beneficial Occupancy of the South Terminal and ending on September 30, 2032.

ARTICLE III

RENTALS AND FEES

        Lessee agrees to pay to Lessor for the use of the premises, facilities, rights, licenses, services and privileges granted hereunder, the following rentals, fees and charges, all payable in monthly installments in accordance with paragraph G. below. In the event that the commencement or termination of the term with respect to any of the particular premises, facilities, rights, licenses, services or privileges as herein provided falls on any date other than the first or last day of a calendar month, the applicable rentals, fees and charges for that month shall be paid for said month pro rata according to the number of days in that month during which the particular premises, facilities, rights, licenses, services or privileges were enjoyed. No rentals, fees, charges or tolls imposed by Lessor other than those specifically provided in this Agreement are payable by Lessee for the use of or access to the Airport, provided that the foregoing shall not be construed to prohibit Lessor from imposing and collecting charges and fees from passengers for the use of the public auto parking areas on the Airport, from operators of ground transportation to, from and on the Airport or from any concessionaire at the Airport in accordance with the terms of a contract with Lessor for the operation of such concession; and provided, further, that Lessor reserves the right to impose and use PFCs; and provided, further, that the foregoing shall not preclude Lessor from imposing or levying any permit or license fee not inconsistent with the rights and privileges granted to Lessee hereunder.

        A.    TERMINAL RENTALS AND TERMINAL USE CHARGES:    During the term hereof, Lessee shall pay to Lessor the following Terminal Charges:

          1.    EXISTING TERMINAL SPACE:    For so long as Lessee shall retain any Lessee's Existing Terminal Space pursuant to Article IB.1., Lessee shall be obligated to pay terminal rentals for such premises equal to that which would have been applicable for such space under the First Amended and Restated Airport Agreement, immediately prior to the effectiveness of this Agreement.

          2.    PREFERENTIAL USE PREMISES:

            (a)  Lessee shall pay the following Terminal Rentals for the use of Lessee's Preferential South Terminal Space:

              (i)    commencing on the date of beneficial occupancy by Lessee of the South Terminal, as evidenced by written notice thereof from Lessor to Lessee, for each Fiscal Year (or portion thereof on a pro rated basis), through Fiscal Year 2008, Lessee shall pay an amount equal to the product of the total number of square feet of Lessee's

      Preferential South Terminal Space multiplied by the following Terminal Rental Rates per square foot for the following Fiscal Years:

2002	$17.92	2006	$19.71
2003	18.22	2007	19.71
2004	19.71	2008	20.04
2005	19.71

              (ii)  commencing with Fiscal Year 2009, for each Fiscal Year (or portion thereof on a pro rated basis), Lessee shall pay an amount equal to the product of (A) the total number of square feet of Lessee's Preferential South Terminal Space multiplied by (B) the Terminal Rental Rate for such Fiscal Year, as established pursuant to paragraph (b) below.

            (b)  Commencing with Fiscal Year 2009, the Terminal Rental Rate for each Fiscal Year shall be established as follows:

              (i)    For Fiscal Year 2009, the Terminal Rental Rate shall be the greater of (A) and (B) below, rounded up to the nearest $5:

                (A)  The County's projection at the beginning of Fiscal Year 2009 of the Cost of the South Terminal Airline Premises for that Fiscal Year calculated pursuant to subparagraph (iv) below, divided by the sum of the total number of square feet of Preferential South Terminal Space leased to all Signatory Airlines and the total number of square feet of Shared Use South Terminal Space; and

                (B)  The County's projection at the beginning of Fiscal Year 2009 of the Cost of the North Terminal Airline Premises for that Fiscal Year calculated pursuant to subparagraph (v) below, divided by the sum of the total number of square feet of Preferential North Terminal Space leased to all Signatory Airlines and the total number of square feet of Shared Use North Terminal Space.

              (ii)  For Fiscal Year 2010, the Terminal Rental Rate shall be the greater of (A) and (B) below, rounded up to the nearest $5:

                (A)  The Cost of the South Terminal Airline Premises for Fiscal Year 2009 calculated pursuant to subparagraph (iv) below, divided by the sum of the total number of square feet of Preferential South Terminal Space leased to all Signatory Airlines and the total number of square feet of Shared Use South Terminal Space; and

                (B)  The Cost of the North Terminal Airline Premises for Fiscal Year 2009 calculated pursuant to subparagraph (v) below, divided by the sum of the total number of square feet of Preferential North Terminal Space leased to all Signatory Airlines and the total number of square feet of Shared Use North Terminal Space;

              (iii)  For each Fiscal Year following Fiscal Year 2010, the Terminal Rental Rate shall be the Terminal Rental Rate established for Fiscal Year 2010 pursuant to subparagraph (ii) above, provided that such Terminal Rental Rate shall increase by 10% every third Fiscal Year commencing with Fiscal Year 2012 (e.g., Fiscal Years 2015, 2018, 2021, etc.). The foregoing notwithstanding, if the County issues Bonds to finance any improvements, additions or other modifications to the North Terminal or the South Terminal in addition to those described in the June 6, 2001 Weighted Majority Request, the County shall establish a new Terminal Rental Rate, which will be applicable for the first Fiscal Year in which Bond Debt Service is payable on such Bonds (other than Bond Debt Service paid with capitalized interest) and each Fiscal Year thereafter, using the methodology set forth in Article III.A.2.(b)(i) above; provided that such Terminal Rental Rate shall increase by 10% every third Fiscal Year as described above.

              (iv)  The Cost of the South Terminal Airline Premises for each Fiscal Year will be an amount equal to the Cost of the South Terminal (as defined below) for that Fiscal Year multiplied by a fraction, the numerator of which is the sum of the total number of square feet of Preferential South Terminal Space leased to all Signatory Airlines and the total number of square feet of Shared Use South Terminal Space, and the denominator of which is the sum of the total number of square feet of Preferential South Terminal Space leased to all Signatory Airlines, the total number of square feet of Shared Use South Terminal Space and the total of square feet of South Terminal County-Controlled Airline Space. The Cost of the South Terminal for each Fiscal Year will be an amount, for that Fiscal Year, equal to:

                (A)  O&M Expenses allocated to the South Terminal Cost Center; plus

                (B)  Bond Debt Service allocated to the South Terminal Cost Center; minus

                (C)  Other Available Moneys allocated to the South Terminal Cost Center and used by Lessor in such Fiscal Year to pay Bond Debt Service allocated to the South Terminal Cost Center.

              (v)  The Cost of the North Terminal Airline Premises for any Fiscal Year will be an amount equal to the Cost of the North Terminal (as defined below) for that Fiscal Year multiplied by a fraction, the numerator of which is the sum of the total number of square feet of Preferential North Terminal Space leased to all Signatory Airlines and the total number of square feet of Shared Use North Terminal Space, and the denominator of which is the sum of the total number of square feet of Preferential North Terminal Space leased to all Signatory Airlines, the total number of square feet of Shared Use North Terminal Space and the total number of square feet of North Terminal County-Controlled Airline Space. The Cost of the North Terminal for each Fiscal Year will be an amount, for that Fiscal Year, equal to:

                (A)  O&M Expenses allocated to the North Terminal Cost Center; plus

                (B)  Bond Debt Service allocated to the North Terminal Cost Center; minus

                (C)  Other Available Moneys allocated to the North Terminal Cost Center and used by Lessor in such Fiscal Year to pay Bond Debt Service allocated to the North Terminal Cost Center.

            (c)  Lessor shall maintain accurate records identifying O&M Expenses for each Fiscal Year, and allocating O&M Expenses, Bond Debt Service and Other Available Moneys for each Fiscal Year between (i) the South Terminal Cost Center, (ii) the North Terminal Cost Center, and (iii) the rest of the Airport. The County will allocate O&M Expenses, Bond Debt Service and Other Available Moneys in accordance with Exhibit E attached hereto.

          3.    SHARED USE PREMISES:

            (a)  Lessee shall pay the following Terminal Use Charges for the use of the Shared Use South Terminal Space:

              (i)    commencing on the date of beneficial occupancy by Lessee of the South Terminal, as evidenced by written notice thereof from Lessor to Lessee, for each Fiscal Year (or portion thereof on a pro rated basis), through Fiscal Year 2008, Lessee shall pay an amount equal to the sum of (A) (I) the product of the total number of square feet of

      Shared Use Domestic South Terminal Space multiplied by the following Terminal Rental Rates per square foot for the following Fiscal Years:

2002	$17.92	2006	$19.71
2003	18.22	2007	19.71
2004	19.71	2008	20.04
2005	19.71

      times (II) a fraction the numerator of which is the number of Lessee's domestic deplaned passengers that used the Shared Use Domestic South Terminal Space during such Fiscal Year, and the denominator of which is the total number of all Signatory Airlines' domestic deplaned passengers that used the Shared Use Domestic South Terminal Space during such Fiscal Year, plus (B) (I) the product of the total number of square feet of Shared Use International South Terminal Space multiplied by the applicable Terminal Rental Rate per square foot set forth above in clause (A)(I) for such Fiscal Year, times (II) a fraction the numerator of which is the number of Lessee's international deplaned passengers that used the Shared Use International South Terminal Space during such Fiscal Year, and the denominator of which is the total number of all Signatory Airlines' international deplaned passengers that used the Shared Use International South Terminal Space during such Fiscal Year, plus (C) (I) the product of the total number of square feet of Shared Use Swing South Terminal Space multiplied by the applicable Terminal Rental Rate per square foot set forth in clause (A)(I) above for such Fiscal Year, times (II) a fraction the numerator of which is the number of Lessee's deplaned passengers that used the Shared Use Swing South Terminal Space during such Fiscal Year, and the denominator of which is the total number of all Signatory Airlines' deplaned passengers that used the Shared Use Swing South Terminal Space during such Fiscal Year;

              (ii)  commencing with Fiscal Year 2009, for each Fiscal Year (or portion thereof on a pro rated basis), Lessee shall pay an amount equal to the sum of (A) (I) the product of the total number of square feet of Shared Use Domestic South Terminal Space multiplied by the Terminal Rental Rate for such Fiscal Year (established pursuant to Article III.A.2.(b) above), times (II) a fraction the numerator of which is the number of Lessee's domestic deplaned passengers that used the Shared Use Domestic South Terminal Space during such Fiscal Year, and the denominator of which is the total number of all Signatory Airlines' domestic deplaned passengers that used the Shared Use Domestic South Terminal Space during such Fiscal Year, plus (B) (I) the product of the total number of square feet of Shared Use International South Terminal Space multiplied by the Terminal Rental Rate for such Fiscal Year (established pursuant to Article III.A.2.(b) above), times (II) a fraction the numerator of which is the number of Lessee's international deplaned passengers that used the Shared Use International South Terminal Space during such Fiscal Year, and the denominator of which is the total number of all Signatory Airlines' international deplaned passengers that used the Shared Use International South Terminal Space during such Fiscal Year, plus (C) (I) the product of the total number of square feet of Shared Use Swing South Terminal Space multiplied by the Terminal Rental Rate for such Fiscal Year (established pursuant to Article III.A.2.(b) above), times (II) a fraction the numerator of which is the number of Lessee's deplaned passengers that used the Shared Use Swing South Terminal Space during such Fiscal Year, and the denominator of which is the total number of all Signatory Airlines' deplaned passengers that used the Shared Use Swing South Terminal Space during such Fiscal Year.

        B.    ACTIVITY FEES AND CAPITAL EXPENDITURES:

          1.    ACTIVITY FEES:    All rentals, fees and charges for the use of the premises, facilities, rights, licenses, services and privileges granted hereunder, except those for which rentals, fees or charges are otherwise specifically provided herein, shall be combined in and represented by an "Activity Fee" calculated and paid to Lessor by Lessee for each Fiscal Year, and which shall be an amount equal to the product of the number of thousand pounds of Approved Maximum Landing Weight of aircraft landed by Lessee at the Airport in such Fiscal Year, multiplied by the Activity Fee rate for such Fiscal Year. The Activity Fee rate for each Fiscal Year shall be the quotient arrived at by dividing:

            (a)  the Revenue Requirement, as below defined, for such Fiscal Year, by

            (b)  the aggregate amount of Approved Maximum Landing Weight of aircraft, in units of one thousand pounds, of all Signatory Airlines, for such Fiscal Year;

  provided that the Activity Fee rate for any Fiscal Year shall not be less than $0.35 per thousand pound units of Approved Maximum Landing Weight of aircraft.

          The "Revenue Requirement" for any Fiscal Year as used herein shall mean that amount of revenue required to produce total net Airport revenue equal to the following amount:

            (1)  O&M Expenses for such Fiscal Year; plus

            (2)  (a) one hundred twenty-five percent (125%) of the amount of principal and interest due (net of any capitalized interest) for such Fiscal Year on all then outstanding Bonds, less (b) any unencumbered amounts on deposit in the Revenue Fund on the last day of the Fiscal Year preceding such Fiscal Year that are useable to satisfy the rate covenant requirements of any Bond Ordinance under which Bonds were issued, less (c) Other Available Moneys used in such Fiscal Year to pay Bond Debt Service; plus

            (3)  deposits into the Bond Reserve Account, the Operation and Maintenance Reserve Fund and the Renewal and Replacement Fund required for such Fiscal Year pursuant to the provisions of the Bond Ordinance; plus

            (4)  an amount equal to $5 million (which amount shall be escalated each Fiscal Year beginning in Fiscal Year 2002 to reflect percentage increases in the Producer Price Index during the most recently ended 12-month period for which such index is available); plus

            (5)  $350,000; minus

            (6)  an amount equal to (A) the sum of all rental charges for Existing Terminal Facilities, all Terminal Charges, all Facilities Use Fees, all Year-End Adjustment payments by all Signatory Airlines, all County-Controlled Airline Space Revenues derived from County-Controlled Airline Space in the South Terminal up to but not exceeding an amount equal to the Cost of the South Terminal County-Controlled Airline Space, all County-Controlled Airline Space Revenues derived from County-Controlled Airline Space in the North Terminal up to but not exceeding an amount equal to the Cost of the North Terminal County-Controlled Airline Space, all concession and parking revenue and all other Airport revenue received (or receivable if Lessor is on an accrual accounting basis) during such Fiscal Year (excepting (I) Special Facility Revenues, (II) up to but not exceeding $2.5 million of revenue attributable to an automated vehicle identification program for the entire Airport, and (III) all proceeds received by the Lessor from the sale of certain parcels of Airport property located on the West side of the airfield and shown on Exhibit F), minus (B) the amount of the total Passenger Credit for such Fiscal Year, minus (C) all Year-End Adjustment credits to all Signatory Airlines for such Fiscal Year under the Airport Agreements.

          The unit thus arrived at shall be the Activity Fee rate per thousand pounds of Approved Maximum Landing Weight payable by Lessee to Lessor for such of Lessee's aircraft, or aircraft of its subsidiary, as have landed at the Airport during the Fiscal Year for which such calculation is made.

          The Activity Fee as herein established shall not be subject to further adjustment except by agreement of the parties hereto, or as provided in Article IIIG.

          2.    LESSOR COVENANTS; CAPITAL EXPENDITURES:

            (a)  Lessor covenants:

                (i)  That it will provide efficient management and operation of the Airport on the basis of sound business principles and that it will not incur expense for Airport operation, maintenance and administration in excess of the amounts reasonably and necessarily required therefor.

              (ii)  That it shall operate the Airport in a manner so as to produce revenues from concessionaires, tenants, and users of a nature and amount which would be produced by a reasonably prudent operator of an airport.

              (iii)  That it will comply in all respects with the revenue retention requirement in § 511(a)(12) of the Airport and Airway Improvement Act of 1982, as amended, now codified at 49 U.S.C. § 47107(b). Commencing in Fiscal Year 1997, Lessor may include in O&M Expenses for each Fiscal Year administrative charges not in excess of $5 million, provided that the foregoing cap amount shall be escalated each Fiscal Year, commencing in Fiscal Year 1998, by multiplying the prior year's cap amount by a factor of one (1) plus the percentage increase, if any, in the index of average hourly earnings for production workers for manufacturing industries in the United States, as published by the United States Department of Labor, Bureau of Labor Statistics (or if this index is discontinued or otherwise becomes unavailable to the public, the most nearly comparable index of such average hourly earnings published by a recognized financial institution, financial publication or university) during the most recently ended 12-month period for which such index is available. Except as set forth in the next sentence, the annual administrative charges shall pay for all services provided directly or indirectly by any department, division or agency of Lessor other than the Airport, or Central Communications to the extent operated by the Airport, in the nature of administration and legislative oversight, finance, budget, accounting, legal, payroll, purchasing, personnel, information processing, imaging, planning and development. Administrative charges subject to the foregoing cap amount shall not include (A) the cost of optional contracted services by the Airport, such as landscaping, mowing, engineering (design, construction, inspection and project management) and mechanical, electrical and plumbing trade services to be performed on Airport property, or (B) payroll and fringe benefit costs for the employee positions described in Exhibit G, provided that any increase in such costs or the number of such positions above those shown on Exhibit G must be approved by a majority in number of the Signatory Airlines.

              (iv)  That it will utilize competitive bidding procedures for the award of all maintenance and operation contracts and construction contracts for the Airport.

              (v)  That all senior appointed Airport officials shall have professional qualifications commensurate with the responsibilities of the jobs to be performed by such officials.

              (vi)  That it will take all necessary actions to assure that the personnel of Lessor, whose wages and benefits are included in O&M Expenses, are actually performing work for the Airport as represented by such inclusion.

            (vii)  That it will operate Willow Run Airport only as a reliever airport for the Airport with no scheduled air carrier or public charter passenger service.

            (viii)  That in each Fiscal Year it will use PFCs to pay PFC-eligible Bond Debt Service due during such Fiscal Year in accordance with the provisions of Exhibit H.

              (ix)  That in each Fiscal Year it will make the following deposits into the following funds and accounts in addition to or in furtherance of those fund deposits required by any Bond Ordinance:

                (A)  Three Hundred Fifty Thousand Dollars ($350,000) shall be deposited annually into the County Discretionary Fund;

                (B)  Deposits shall be made into the Bond Reserve Account, the Operation and Maintenance Reserve Fund and the Renewal and Replacement Fund pursuant to the provisions of Ordinance 319, and into any other funds for similar purposes established pursuant to other ordinances under which Bonds are issued; and

                (C)  (I) Amounts includible each Fiscal Year in the Revenue Requirement pursuant to item (4) of the definition thereof in Article IIIB.1., (II) up to $2.5 million of revenue received by Lessor each Fiscal Year that is attributable to an automated vehicle identification program for the entire Airport, and (III) any proceeds received by Lessor during such Fiscal Year from the sale of the Airport property shown on Exhibit F, shall be deposited into the Airport Development Fund, to be established and held by Lessor for the purposes described in Article IIIB.2.(c)(ii) below.

              (x)  That it will subject all sales by it of the Airport property shown on Exhibit F to noise easements in the form customarily used by Lessor as part of its noise mitigation program.

            (b)  Lessor may issue Bonds to finance the costs (including all reasonable costs incidental to the issuance and sale of such bonds) of capital projects and may include the Bond Debt Service (including, among other things, coverage requirements) on such Bonds in Lessee's fees hereunder only after first receiving approval of a Weighted Majority for such capital projects.

            Lessor may assign, in accordance with any Bond Ordinance and the terms of this Agreement, certain of its interests in and pledge certain revenues and receipts of the Airport as security for payment of the principal of, premium, if any, and interest on Bonds. Except as set forth in the preceding sentence and except for residential property acquired by the Airport pursuant to the Airport's noise mitigation program, Lessor shall not pledge, sell, convey, mortgage, encumber, assign or otherwise transfer the Airport or any portion thereof during the term of this Agreement.

            (c)  The following limitations shall apply to expenditures from the below-described funds and accounts:

              (i)    Expenditures to be made from the County Discretionary Fund. Lessor may make expenditures from the County Discretionary Fund without approval by the air carriers for any lawful Airport-system purpose, except that expenditures for Willow Run Airport shall only be made if Lessor is in compliance with its covenant in Article III B.2.(a)(vii).

              (ii)  Expenditures to be made from Airport Development Fund. Lessor may make capital expenditures from the Airport Development Fund without approval by the air carriers for any lawful Airport-system related purpose, provided that Lessor shall not pledge the Airport Development Fund as security for any Bond or other debt of Lessor without approval of a Majority-in-Interest of the air carriers, and provided, further, that capital expenditures for Willow Run Airport shall only be made if Lessor is in compliance with its covenant in Article III B.2.(a)(vii).

            (d)  In order to permit Lessor to issue Bonds in compliance with applicable securities laws, Lessee agrees that, upon the request of Lessor, Lessee shall provide to Lessor such information with respect to Lessee as Lessor deems reasonably necessary in order for Lessor to issue Bonds in compliance with the requirements of Rule 15c-2(12) of the Securities and Exchange Commission.

        C.    FACILITIES USE FEES—FIS FACILITIES:    Lessor will charge each air carrier operating at the Airport a facilities use fee per deplaned international passenger of such air carrier for the use of the FIS Facilities at the Airport. The Facilities Use Fees will be charged in accordance with the schedule attached as Exhibit I.

        D.    CONTINUING RENTAL OBLIGATION:

          1.    Should any scheduled air carrier, including Lessee, having an agreement with Lessor substantially similar to the First Amended and Restated Airport Agreement or to this Agreement, terminate its operations at the Airport by reason of the loss of its operating authority to serve the Detroit Metropolitan Area and exercise the right of cancellation provided for in such case in Article XV of such agreement, its continued obligation to pay to Lessor charges thereafter due under such agreement, including space rentals and Activity Fees, shall, subject to the provisions of the paragraph next following, thereupon terminate. Payment of rentals and Activity Fees thereafter required shall be the responsibility of such of the other aforesaid scheduled air carriers which continue to provide air transportation service to the Detroit Metropolitan Area.

          Should (a) all such aforesaid air carriers lose their operating authority to serve the Detroit Metropolitan Area, or (b) should Lessor fail to maintain the necessary certifications required to permit scheduled air carrier operations at the Airport, and all of such air carriers exercise the right of cancellation provided for in either event in said Article XV, the obligation to pay such aforesaid charges shall terminate subject, however, to the following condition. Until Fiscal Year 2009, upon such termination all such aforesaid carriers then operating at the Airport (including Lessee if such be the case) shall be obligated, to the extent hereinafter required, to pay annually, or in such installments as Lessor may require, an amount not in excess of three hundred percent (300%) of their respective annual rentals (calculated in the manner set forth in paragraph 2 immediately below) payable at that time for terminal building space at the Airport (whether leased under an Airport Agreement, or otherwise) for the purpose of providing funds to be applied to Bond Debt Service (exclusive of any additional coverage) on the then outstanding issues of Bonds. Payments required of such carriers shall be assessed against each of them in a uniform manner per square foot leased and shall be diminished pro rata to the extent that Airport revenues or capital funds are realized from other sources and are available for application to the debt service on the said Bonds as provided for in Subparagraph 3 below.

          2.    For the purpose of calculating payments which such carriers may be obligated to make, Lessor shall first determine the average annual rental rate per square foot paid for such terminal building space by all such carriers by dividing their total annual rentals for such space by the total square footage of the space. The square footage leased by each carrier shall then be multiplied by such average rate in order to obtain an annual rental of each such carrier for the purpose of establishing the three hundred percent (300%) maximum annual limitation.

          3.    In the event Lessor fails to maintain the necessary certifications required to permit scheduled air carrier operations at the Airport and thereafter operates at the Airport for other purposes, any revenues earned as a result shall, after providing for necessary operating and maintenance expenses, be first applied each year to such debt service requirements before requiring payments by the carriers pursuant to paragraph 1 above. In the foregoing circumstances and as long as any of the aforesaid Bonds are outstanding, Lessor shall use its best efforts to operate or lease the Airport properties so as to produce sufficient revenues to satisfy the requirements of the aforesaid Bonds. If under such circumstances the Airport properties or portion thereof are sold by Lessor, the proceeds of such sale(s) shall first be used (or set aside) and be applied to current and future debt service requirements or to retire the aforesaid Bonds before requiring payments by the carriers pursuant to subparagraph 1 above.

        E.    YEAR-END ADJUSTMENT PAYMENTS AND CREDITS:    Commencing with Fiscal Year 2009, as part of the preliminary annual settlement and Final Audit for each Fiscal Year pursuant to Article IIIG.5 below, the County will calculate for such Fiscal Year the Cost of the South Terminal, the Cost of the North Terminal, the Cost of the South Terminal Airline Premises, the Cost of the South Terminal County-Controlled Airline Space, the Cost of the North Terminal Airline Premises and the Cost of the North Terminal County-Controlled Airline Space. The Cost of the South Terminal County-Controlled Airline Space for any Fiscal Year shall be an amount equal to the Cost of the South Terminal for such Fiscal Year minus the Cost of the South Terminal Airline Premises for such Fiscal Year, as such amounts are calculated pursuant to Article IIIA.2.(b)(iv) above. The Cost of the North Terminal County-Controlled Airline Space for any Fiscal Year shall be an amount equal to the Cost of the North Terminal for such Fiscal Year minus the Cost of the North Terminal Airline Premises for such Fiscal Year, as such amounts are calculated pursuant to Article IIIA.2(b)(v) above. The Signatory Airlines shall make Year-End Adjustment payments, and shall receive Year-End Adjustment credits as follows:

          1.    If (a) for any Fiscal Year the total Terminal Charges paid by Signatory Airlines for the South Terminal Airline Premises are greater than or equal to the Cost of the South Terminal Airline Premises for such Fiscal Year, and (b) for such Fiscal Year the South Terminal County-Controlled Airline Space Revenues are greater than the Cost of the South Terminal County-Controlled Airline Space ("Surplus South Terminal County-Controlled Airline Space Revenues"), then as part of the preliminary annual settlement and the Final Audit for such Fiscal Year, each Signatory Airline leasing Preferential South Terminal Space or using Shared Use South Terminal Space will receive a credit equal to its pro rata share (which for each Signatory Airline shall be a fraction, the numerator of which is the total number of square feet of its Preferential South Terminal Space and the denominator of which is the total number of square feet of Preferential South Terminal Space of all Signatory Airlines) of the Surplus South County-Controlled Airline Space Revenues.

          2.    If (a) for any Fiscal Year the Cost of the South Terminal Airline Premises is greater than the total Terminal Charges paid by Signatory Airlines for the South Terminal Airline Premises ("Excess Costs of the South Terminal Airline Premises"), and (b) there are Surplus South Terminal County-Controlled Airline Space Revenues for such Fiscal Year, then as part of the preliminary annual settlement and the Final Audit for such Fiscal Year, each Signatory Airline leasing Preferential South Terminal Space or using Shared Used South Terminal Space will (i) receive a credit equal to its prorata share of the Surplus South Terminal County-Controlled Airline Space Revenues, and (ii) be required to pay its prorata share of the Excess Costs of the South Terminal Airline Premises.

          3.    If (a) for any Fiscal Year there are Excess Costs of the South Terminal Airline Premises, and (b) for such Fiscal Year the South Terminal County-Controlled Airline Space Revenues are less than or equal to the Cost of the South Terminal County-Controlled Airline Space, then as part of the preliminary annual settlement and the Final Audit for such Fiscal Year, each Signatory Airline leasing Preferential South Terminal Space or using Shared Use South Terminal Space will be required to pay its prorata share of the difference between (i) the Cost of the South Terminal for such Fiscal Year minus (ii) the sum of (A) the total Terminal Charges paid during such Fiscal Year by Signatory Airlines for the South Terminal Airline Premises and (B) the South Terminal County-Controlled Airline Space Revenues for such Fiscal Year (such difference is hereinafter referred to as "Excess South Terminal Costs").

          4.    If (a) for any Fiscal Year the total Terminal Charges paid by Signatory Airlines for the South Terminal Airline Premises are greater than or equal to the Cost of the South Terminal Airline Premises for such Fiscal Year, and (b) for such Fiscal Year the South Terminal County-Controlled Airline Space Revenues are less than the Cost of the South Terminal County-Controlled Airline Space, then as part of the preliminary annual settlement and the Final Audit for such Fiscal Year, each Signatory Airline leasing Preferential South Terminal Space or using Shared Use South Terminal Space will be required to pay its prorata share of the Excess South Terminal Costs, if any, for such Fiscal Year.

          5.    If (a) for any Fiscal Year the total Terminal Charges paid by Signatory Airlines for the North Terminal Airline Premises are greater than or equal to the Cost of the North Terminal Airline Premises for such Fiscal Year, and (b) for such Fiscal Year the North Terminal County-Controlled Airline Space Revenues are greater than the Cost of the North Terminal County-Controlled Airline Space ("Surplus North Terminal County-Controlled Airline Space Revenues"), then as part of the preliminary annual settlement and the Final Audit for such Fiscal Year, each Signatory Airline leasing Preferential North Terminal Space or using Shared Used North Terminal Space will receive a credit equal to its prorata share (which for each Signatory Airline shall be a fraction, the numerator of which is the total number of square feet of its Preferential North Terminal Space and the denominator of which is the total number of square feet of Preferential North Terminal Space of all Signatory Airlines) of the Surplus North County-Controlled Airline Space Revenues.

          6.    If (a) for any Fiscal Year the Cost of the North Terminal Airline Premises is greater than the total Terminal Charges paid by Signatory Airlines for the North Terminal Airline Premises ("Excess Costs of the North Terminal Airline Premises"), and (b) there are Surplus North Terminal County-Controlled Airline Space Revenues for such Fiscal Year, then as part of the preliminary annual settlement and the Final Audit for such Fiscal Year, each Signatory Airline leasing Preferential North Terminal Space or using Shared Use North Terminal Space will (i) receive a credit equal to its prorata share of the Surplus North Terminal County-Controlled Airline Space Revenues, and (ii) be required to pay its prorata share of the Excess Costs of the North Terminal Airline Premises.

          7.    If (a) for any Fiscal Year there are Excess Costs of the North Terminal Airline Premises, and (b) for such Fiscal Year the North Terminal County-Controlled Airline Space Revenues are less than or equal to the Cost of the North Terminal County-Controlled Airline Space, then as part of the preliminary annual settlement and the Final Audit for such Fiscal Year, each Signatory Airline leasing Preferential North Terminal Space or using Shared Use North Terminal Space will be required to pay its prorata share of the difference between (i) the Cost of the North Terminal for such Fiscal Year minus (ii) the sum of (A) the total Terminal Charges paid during such Fiscal Year by Signatory Airlines for the North Terminal Airline Premises and (B) the North Terminal County-Controlled Airline Space Revenues for such Fiscal Year (such difference is hereinafter referred to as "Excess North Terminal Costs").

          8.    If (a) for any Fiscal Year the total Terminal Charges paid by Signatory Airlines for the North Terminal Airline Premises are greater than or equal to the Cost of the North Terminal

  Airline Premises for such Fiscal Year, and (b) for such Fiscal Year the North Terminal County-Controlled Airline Space Revenues are less than the Cost of the North Terminal County-Controlled Airline Space, then as part of the preliminary annual settlement and the Final Audit for such Fiscal Year, each Signatory Airline leasing Preferential North Terminal Space or using Shared Use North Terminal Space will be required to pay its prorata share of the Excess North Terminal Costs, if any, for such Fiscal Year.

        F.    PASSENGER CREDIT:    Commencing with Fiscal Year 2009, for each Fiscal Year each Signatory Airline will receive a credit (a "Passenger Credit") against the total amount of its Terminal Charges and Activity Fees otherwise payable under its Airport Agreement calculated by multiplying the Passenger Credit Revenue Amount by a fraction, the numerator of which is such Signatory Airline's total enplaned passengers at the Airport for such Fiscal Year and the denominator of which is the total enplaned passengers at the Airport for such Fiscal Year of all Signatory Airlines.

        G.    PAYMENT OF RENTALS AND ACTIVITY FEES:

          1.    INFORMATION ON LESSEE OPERATIONS.

            (a)  Not earlier than 120 days nor later than 90 days prior to the last day of each Fiscal Year, Lessee shall furnish Lessor with an estimate for the next ensuing Fiscal Year of (i) the total Approved Maximum Landing Weight of all aircraft to be landed at the Airport by Lessee, (ii) the total number of Lessee's domestic and international enplaned passengers, (iii) the number of domestic and the number of international deplaned passengers of Lessee that are estimated to use each of the Shared Use Domestic South Terminal Space, the Shared Use International South Terminal Space, the Shared Use Swing South Terminal Space, the Shared Use Domestic North Terminal Space, the Shared Use International North Terminal Space and the Shared Use Swing North Terminal Space, as the case may be, (iii) the total number of arriving and departing domestic and international flights of Lessee, and (iv) the South Terminal O&M Expenses to be reimbursed to Lessee pursuant to Article VII.B.

            (b)  Lessee shall, no later than the 20th day of each calendar month, transmit to Lessor a report, certified by Lessee, setting forth (i) the actual number of Lessee's enplaned passengers and the actual number of Lessee's deplaned passengers for the preceding calendar month that used each of the Shared Use Domestic South Terminal Space, the Shared Use International South Terminal Space, the Shared Use Swing South Terminal Space, the Shared Use Domestic North Terminal Space, the Shared Use International North Terminal Space and the Shared Use Swing North Terminal Space, as the case may be, (ii) the actual aggregate Approved Maximum Landing Weight for all aircraft operated by Lessee and landed at the Airport during the preceding calendar month, (iii) the actual number of Lessee's arriving and departing domestic and international flights for the preceding month, and (iv) the South O&M Expenses actually paid by Lessee pursuant to Article VII.B. for the preceding calendar month.

          2.    PROJECTION OF RENTALS AND ACTIVITY FEES.    Not later than 60 days prior to the end of each Fiscal Year, Lessor shall furnish Lessee with a projection and estimated calculation for the next ensuing Fiscal Year (the "Projection") of the Terminal Rental Rate, Lessee's Terminal Charges, the Activity Fee rate per thousand pounds of Approved Maximum Landing Weight, Lessee's Activity Fees and the total Passenger Credit to be received by Lessee. Such Projection will include Lessor's proposed Airport budget (including all sources of revenue and all expenses) for the next ensuing Fiscal Year, together with other information relevant thereto reasonably requested by Lessee. Lessor shall give due consideration to any suggestions and comments made by Lessee with respect to the Projection. The Projection, as revised by Lessor after considering Lessee's suggestions and comments, shall be the basis for computing Lessee's Terminal Charges, Activity Fees and Passenger Credit for the next ensuing Fiscal Year unless and until otherwise revised pursuant to paragraph 4 below.

          3.    PAYMENT OF RENTALS AND ACTIVITY FEES.

            (a)  Not later than the 20th day of each calendar month of each Fiscal Year, Lessee shall pay Lessor, without demand or invoice, an amount equal to (i) 1/12 of Lessee's aggregate Terminal Charges for such Fiscal Year, computed in accordance with Article IIIA, and based on the Projection, as such projection may have been revised pursuant to paragraph 4 below, plus (ii) Lessee's aggregate Activity Fees for the preceding calendar month, calculated by multiplying the total Approved Maximum Landing Weight for aircraft landed by Lessee at the Airport during the preceding calendar month by the Activity Fee rate for such Fiscal Year, computed in accordance with Article IIIB.1., and based on the Projection, as such projection may have been revised pursuant to paragraph 4 below, minus (iii) 1/12 of Lessee's Passenger Credit for such Fiscal Year, computed in accordance with Article IIIF., and based on the Projection, as such projection may have been revised pursuant to paragraph 4 below.

            (b)  Lessee may net from the payments to be made to Lessor pursuant to paragraph (a) above the amount of South Terminal O&M Expenses actually paid by Lessee pursuant to Article VII.B. for the preceding calendar month.

          4.    ADJUSTMENT OF TERMINAL CHARGES AND ACTIVITY FEES.    Not later than the 150th day of each Fiscal Year, Lessor shall furnish Lessee with a revised Projection (the "Mid-Year Projection"), which shall reflect the most recently available information with regard to the amounts actually incurred or realized during such Fiscal Year for Bond Debt Service, O&M Expenses, and the Revenue Requirement, together with the most recently available information with regard to Terminal Charges and Activity Fees actually received by Lessor. Lessor shall give due consideration to any suggestions and comments made by Lessee with respect to the Mid-Year Projection. If the Mid-Year Projection, as revised by Lessor after considering Lessor's suggestions and comments, indicates that aggregate payments of Terminal Charges and Activity Fees (taking into account the Passenger Credit), at the then-existing rates would result in an overpayment or underpayment of the aggregate amount required to be generated by Lessor through Activity Fees, Lessor shall revise the Projection and adjust the rates set forth therein for such Fiscal Year to conform to the Mid-Year Projection.

          5.    PRELIMINARY ANNUAL SETTLEMENT AND FINAL AUDIT.

            (a)  Within 60 days after the end of each Fiscal Year, Lessor will furnish Lessee with a preliminary report, containing a preliminary calculation, based on actual data, in accordance with this Agreement, of Terminal Charges, Activity Fees and Year-End Adjustment payments estimated to be chargeable to Lessee for the preceding Fiscal Year and the Passenger Credit and Year-End Adjustment credits estimated to be credited to Lessee for the preceding Fiscal Year, and setting forth the amounts actually paid by Lessee for such period. If such report indicates that the aggregate of such fees and charges actually paid by Lessee were greater than the aggregate amounts chargeable to Lessee, then within 90 days after the end of such Fiscal Year Lessor shall refund 80% of any such estimated excess to Lessee. If such report indicates that the aggregate of such fees and charges paid by Lessee was less than the amounts chargeable to Lessee, then within 90 days after the end of such Fiscal Year Lessee shall pay to Lessor 80% of the amount of any such estimated deficiency. Interest shall accrue at a rate of 7% per annum, and be payable by Lessee in cash, on any portion of any deficiency not paid by Lessee when due. Interest shall accrue at a rate of 7% per annum, and be payable by Lessor, through a reduction in the amount of Lessor's administrative costs includible in O&M Expenses for the then Fiscal Year pursuant to Article IIIB.2.(a)(iii), on any portion of any excess not refunded to Lessee when due.

            (b)  By the 180th day of each Fiscal Year, Lessor shall furnish to Lessee a copy of an annual audit report prepared by a nationally recognized accounting firm, covering the operation of the Airport for the preceding Fiscal Year (the "Final Audit"). Lessor shall prepare a calculation, based on the Final Audit, in accordance with this Agreement, of all Terminal Charges, Activity Fees and Year-End Adjustment payments chargeable, and the Passenger Credit and Year-End Adjustment credits to be credited, to Lessee for the preceding Fiscal Year, and setting forth the amounts actually paid by Lessee for such period, taking into account all payments and refunds pursuant to paragraph 5.(a) above. If aggregate fees and charges actually paid by Lessee were greater than the aggregate amount chargeable, then within 30 days after delivery of the Final Audit Lessor shall refund the amount of such overpayment to Lessee. If aggregate fees or charges actually paid by Lessee were less than the aggregate amount chargeable to Lessee, then within 30 days after receipt of the Final Audit Lessee shall pay to Lessor the amount of any such deficiency. The amount of Lessor's administrative costs includible in O&M Expenses for the then Fiscal Year shall be reduced by $50,000 for each month that delivery of the Final Audit to Lessee is delayed beyond the 180th day of such Fiscal Year.

            (c)  The payment by Lessee of any fees and charges hereunder and the acceptance by Lessor thereof for any Fiscal Year, shall not preclude either Lessee or Lessor from questioning, within a period of one (1) year from the date of receipt by Lessee of the Final Audit for such Fiscal Year, the accuracy of any report or statement on the basis of which such payment was made, or preclude Lessor from making any claim against Lessee for any additional amount payable by Lessee, or preclude Lessee from making any claim against Lessor for the return of any excess amount paid by Lessee.

        H.    SUPPLEMENTAL CAPITAL COST PAYMENTS:    In addition to all other rentals and charges payable hereunder by Lessee, Lessee shall pay the following annual Bond Debt Service charges, which shall be billed on a monthly basis in advance each month, in respect of certain projects that were constructed for the benefit of Lessee in the Existing Terminal Facilities pursuant to that certain Airport Agreement dated February 26, 1959, as amended, to which Lesser and Lessee were at one time parties:

          1.    $463,984.20 for the United Airlines relocation project;

          2.    $12,015.00 for the Concourse G elevator project;

          3.    $254,158.68 for the extension to Concourse C; and

          4.    $1,206,095.64 for the new Concourse G and related projects.

Lessee will pay the above annual Bond Debt Service on that portion of the Bonds issued by Lessor in 1993 and 1996 even though the term of such debt service obligation extends beyond the term of the lease of such temporary facilities. The foregoing notwithstanding, the parties acknowledge that the aforesaid amounts will be adjusted if and when coverage requirements change and/or the Bonds to which such debt service charges relate are refinanced or refunded.

ARTICLE IV

[Intentionally Omitted]

ARTICLE V

CONSTRUCTION, MAINTENANCE, REPAIR
AND OPERATION BY LESSEE

        Lessee may construct or install at its own expense any equipment, improvements and facilities, and any additions thereto, upon all or any part of the premises hereunder leased to Lessee for its preferential use and may construct or install at its own expense, any equipment, improvements and facilities authorized under Article I hereof upon any Airport property not leased to Lessee for its preferential use at such locations as may be approved by Lessor. Plans and specifications of any proposed construction or installation of improvements and facilities (including any substantial alteration or addition thereto) shall be submitted to and receive the prior approval of Lessor. Lessor shall have the right to refuse approval of such plans and specifications if the external appearance of such improvements and facilities does not meet Lessor's reasonable requirements for substantial uniformity of appearance of improvements and facilities on the Airport, or, if the type or time of construction or installation, or the location thereof does not meet Lessor's reasonable requirements for safe use of the Airport and appurtenances by other authorized persons. Lessor may, at its own cost, inspect any such construction or installation.

        Lessee shall keep and maintain all premises hereunder leased to Lessee for its preferential use and all such improvements and facilities and additions thereto, whether constructed or installed by it upon premises hereunder leased to it for its preferential use or upon Airport property not leased to it for its preferential use, in good condition and repair, reasonable wear and tear excepted, and damage by fire or other casualty excepted. Lessee shall not be liable for the repair or restoration of damage to premises hereunder leased where such damage results from fire, structural defect, or other casualty for which Lessor has obtained and there is in effect adequate insurance protection covering such fire or other casualty. No restriction shall be placed upon Lessee as to the architects, builders or contractors who may be employed by it in connection with any construction, installation, alteration, repair or maintenance of any such equipment, improvements, facilities and additions.

        Lessee shall keep such premises leased to Lessee for its preferential use in a sanitary and sightly condition, and shall provide all necessary janitor services with respect thereto.

        In the event that Lessee fails to perform for a period of thirty days after written notice from Lessor so to do, any obligation required by this Article V to be performed by Lessee at Lessee's cost, or fails to correct any construction or installation by it of any equipment, improvements or facilities not completed in accordance with the plans and specifications approved by Lessor within thirty days of Lessor's notice to Lessee of a deviation from such plans and specifications and request for appropriate changes in such construction and installation, Lessor, upon the expiration of such thirty day period, may, but shall not be obligated to, enter upon the premises involved and perform such obligation of Lessee, charging Lessee the reasonable cost and expense thereof, and Lessee agrees to pay Lessor such charge in addition to any other amounts payable by Lessee hereunder; provided, however, that if Lessee's failure to perform any such obligation adversely affects or endangers the health or safety of the public or of employees of Lessor, and if Lessor so states in its aforesaid notice to Lessee, Lessor may but shall not be obligated to perform such obligation of Lessee at any time after the giving of such notice and without awaiting the expiration of said thirty day period, and charge to Lessee, and Lessee shall pay, as aforesaid, the reasonable cost and expense of such performance. If Lessor shall perform any of Lessee's obligations in accordance with the provisions of this section, Lessor shall not be liable to Lessee for any loss of revenues to Lessee resulting from such performance.

ARTICLE VI

RIGHT OF ENTRY BY LESSOR

        Lessor may enter upon the premises now or hereafter leased exclusively or preferentially to Lessee hereunder at any reasonable time for any purpose necessary, incidental to, or connected with the performance of its obligations hereunder, in the exercise of its governmental functions, or in the event of any emergency.

ARTICLE VII

MAINTENANCE, OPERATION AND REPAIR BY LESSOR

        A.    Lessor shall operate, maintain and keep in good repair the areas and facilities described in Article I hereof. Lessor shall keep the Airport free from obstruction, including, without limitation, the clearing and removal of snow, vegetation, stones and other foreign matter from the runways, taxiways, and loading areas and areas immediately adjacent to such runways, taxiways and loading areas, as may be reasonably necessary for the safe, convenient and proper use of the Airport by Lessee, and shall maintain and operate the Airport in all respects in a manner at least equal to the highest standards or ratings issued by the FAA for airports of similar size and character and in accordance with all rules and regulations of the FAA.

        Lessor, at its cost, shall provide and supply adequate heat to and air conditioning for the premises hereunder leased to Lessee for its preferential or shared use, and shall provide reasonable illumination and drinking water in the public and passenger space in the South Terminal, the North Terminal and the Existing Terminal Facilities and, except as otherwise provided herein, for the areas and facilities adjacent thereto. Lessor, at its cost, shall also provide adequate lighting for the vehicular parking spaces and adequate field lighting on and for the Airport, including, without limiting the generality hereof, boundary lights, landing lights, flood lights and beacons. Lessor, at its cost, shall also provide all janitor services and other cleaners necessary to keep the vehicular parking spaces and the landing field of the Airport at all times clean, neat, orderly, sanitary and presentable.

        Lessor shall provide adequate guards, at such times as may be required by the circumstances, at all parts of the Airport which Lessee is entitled to use jointly and in common with others.

        In the event that Lessor fails to perform for a period of thirty days after written notice from Lessee so to do, any obligation required by this Article VII to be performed by Lessor at Lessor's cost, Lessee, upon the expiration of such thirty day period, may but shall not be obligated to perform such obligation of Lessor and deduct the reasonable cost to Lessee of performing such obligation from any rentals, fees or charges subsequently becoming due from Lessee to Lessor under this Agreement; provided, however, that if Lessor's failure to perform any such obligation adversely affects or endangers the health or safety of Lessee or of any of any of its employees, agents, passengers, guests, patrons, invitees, or its or their suppliers of materials or furnishers of service or any of its or their property, and if Lessee so states in its aforesaid notice to Lessor, Lessee may but shall not be obligated to perform such obligation of Lessor at any time after the giving of said notice and without awaiting the expiration of said thirty day period, and Lessee may deduct its reasonable costs of performance thereof from any rentals, fees or charges as aforesaid.

        Lessor shall have the right to relocate at its own cost any equipment, improvements and facilities constructed or installed by Lessee upon the Airport property not leased hereunder to Lessee for its exclusive use or preferential use pursuant to authorization therefor under Article I hereof; provided, however, that such relocation shall be performed in such a manner and at such times as are calculated to reduce to the minimum possible under the circumstances any interference with Lessee's operations at the Airport, and that the relocated equipment, improvements and facilities shall, when completed, be commensurate with the equipment, improvements and facilities existing prior to such relocation.

        B.    Notwithstanding the foregoing, Lessor hereby appoints Lessee as its agent for the performance of, and Lessee agrees to and undertakes to perform, the Assigned Operations and Maintenance Functions to be performed by Lessor pursuant to this Article VII with respect to the South Terminal, pursuant to the following agreements:

          1.    Lessee agrees to perform the Assigned Operations and Maintenance Functions in a manner and to standards as are established for Lessor in this Article VII.

          2.    In the event that Lessee fails to perform, for a period of 30 days after written notice from Lessor so to do, any obligation required by this Article VII to be performed by Lessee at Lessee's cost, Lessor, upon the expiration of such 30 day period, may, but shall not be obligated to, enter upon the premises involved and perform such obligation of Lessee, provided, however, that if Lessee's failure to perform any such obligation adversely affects, or endangers the health or safety of the public or of employees of Lessor, and if Lessor so states in its aforesaid notice to Lessee, Lessor may, but shall not be obligated to, perform such obligation of Lessee, at any time after the giving of such notice and without awaiting the expiration of said 30 day period.

          3.    As required by Article IIIG.1.(b)(iv) above, Lessee shall render a detailed statement for reimbursement of the costs incurred by Lessee in connection with the Assigned Operations and Maintenance Functions undertaken by Lessee under this Article VII within 20 days after the end of each month. Lessee also shall be entitled to reimbursement from Lessor for any costs incurred by Lessee for salaries and benefits of Lessee's employees exclusively assigned to the Assigned Operations and Maintenance Functions and who are based at, and spend substantially all of their work time at, the Airport. Lessor shall be entitled to audit all monthly statements of costs rendered by Lessee, and Lessee will make available to Lessor all of the records supporting such statements. In lieu of reimbursement payments by Lessor to Lessee of Lessee's aforesaid costs, Lessee shall be entitled to net the reimbursement amounts against payments due Lessor pursuant to Article III.G.3 above. All such costs shall be deemed to be South Terminal O&M Expenses, and includible as such for all purposes under this Agreement.

          4.    In the performance of the functions undertaken pursuant to this Article VII by contractor or third party forces engaged by Lessee, Lessee shall require payment of wage rates and provision of benefits comparable to the wage rates and benefits paid and provided to workers engaged in similar skilled trades work for building maintenance projects in the Detroit Metropolitan Area.

          5.    Lessor shall obtain the concurrence of Lessee for all modifications to the South Terminal that will adversely affect South Terminal building-wide systems or interior building signage.

ARTICLE VIII

UTILITY SERVICES

        Lessor shall, directly or by arrangement with appropriate utility companies or suppliers, supply Lessee with electrical current, gas, water, telephone and sewerage facilities. Lessor shall also supply electrical current to the ramp areas to be used by Lessee in common with others.

ARTICLE IX

SPACE FOR UNITED STATES WEATHER BUREAU, POSTAL SERVICE,
FEDERAL AVIATION ADMINISTRATION, AND EXPRESS AGENCIES

        Lessor shall, upon request of such persons or governmental or express agencies make available reasonable and convenient space and facilities at the Airport for the use of the United States Postal Service, or any person required to use such space by regulations thereof, and for the use of an express agency or agencies at a reasonable rental charge to such persons, governmental agency and express agencies; and Lessor shall in like manner make available reasonable and convenient space and facilities at the Airport for the use of the United States Weather Bureau and FAA.

ARTICLE X

AIRLINE CLUBS

        Any other provision of this Agreement to the contrary notwithstanding, Lessee shall have the right to operate directly or through a designee, assignee or sub-lessee, member-only club facilities within such appropriate space leased to it in the South Terminal for such purposes, which club facilities shall be authorized to serve food and beverages; provided, however, food and beverages served in such member-only club facilities will be obtained by Lessee from an Airport food concessionaire to the extent that same are available for purchase from an Airport food concessionaire.

ARTICLE XI

RULES AND REGULATIONS

        Lessor shall adopt and enforce reasonable rules and regulations and any reasonable amendments thereto, with respect to the use of the Airport, which shall provide for the safety of those using the Airport, and Lessee agrees to observe and obey the same; provided, that such rules and regulations shall be consistent with safety and with rules, regulations and orders of the FAA with respect to aircraft operations at the Airport; and provided further, that such rules and regulations shall not be inconsistent with the procedures prescribed or approved from time to time by the FAA with respect to the operation of Lessee's aircraft at the Airport. Lessee shall be given notice of all amendments to rules and regulations as are from time to time adopted by Lessor and no such amendment shall be effective as to Lessee until thirty (30) days after the date of such notice unless Lessor states in said notice that the amendment is of an emergency nature, in which case the amendment shall be immediately effective.

ARTICLE XII

CONTROL OF RATES, FARES OR CHARGES

        Lessor shall have no control whatsoever over the rates or charges that Lessee may prescribe for any of its services to, from, through or at the Airport, or between the Airport and Lessee's ticket offices or other stopping places in the City of Detroit or the County of Wayne, or elsewhere, nor shall Lessor, except to the extent reasonably necessary to prevent physical damage or injuries to persons or property at the Airport, in any manner whatsoever, control the type, design, style, figuration, weight, allowable loads, specifications or means of propulsion of, or use of space on, the aircraft Lessee may operate to and from said Airport, or the point of origin or destination of flights operated by Lessee to or from the Airport.

ARTICLE XIII

DAMAGE OR DESTRUCTION OF PREMISES

        Notwithstanding the provisions of Article V as to maintenance and repair of premises by Lessee, if any terminal at the Airport shall be partially damaged by fire, the elements, the public enemy or other casualty but not rendered untenantable, the same shall be repaired with due diligence by Lessor at its own cost and expense. In case any such terminal is so damaged or destroyed by fire, the elements, the public enemy or other casualty, that it will or does become untenantable, the said building shall be repaired, reconstructed or restored as the case may be, with due diligence by Lessor at its own cost and expense, and the rent payable hereunder with respect to said building shall be paid up to the time of such damage or destruction and shall thenceforth abate until such time as the said building shall be made tenantable. Lessor shall maintain insurance sufficient to enable it to fulfill its obligations under this Article.

        In the event that the Airport or any other premises herein leased are rendered untenantable or unusable because of the condition thereof, there shall be a reasonable and proportionate abatement of the rentals, fees and charges provided for herein during the period that the same are so untenantable or unusable.

ARTICLE XIV

CANCELLATION BY LESSOR

        Lessor may cancel this Agreement by giving Lessee sixty (60) days advance written notice to be served as hereinafter provided, upon or after the happening of any one of the following events:

          (a)  The filing by Lessee of a voluntary petition in bankruptcy;

          (b)  The institution of proceedings in bankruptcy against Lessee and the adjudication of Lessee as a bankrupt pursuant to such proceedings if such adjudication shall remain unvacated or unstayed for a period of at least sixty (60) days;

          (c)  The taking by a court of competent jurisdiction of Lessee and its assets pursuant to proceedings brought under the provisions of any Federal reorganization act if the judgment of such court shall remain unvacated or unstayed for a period of at least sixty (60) days;

          (d)  The appointment of a receiver of Lessee's assets if such appointment by a court of competent jurisdiction shall remain unvacated or unstayed for a period of at least sixty (60) days;

          (e)  The divestiture of Lessee's estate herein by other operation of law;

          (f)    The abandonment by Lessee of its conduct of Air Transportation at the Airport;

          (g)  If the Lessee shall be prevented for a period of sixty (60) days (after exhausting or abandoning all appeals) by any action of any governmental authority, board, agency or officer having jurisdiction thereof from conducting Air Transportation at the Airport unless it is so prevented from conducting Air Transportation, either (1) by reason of the United States or any agency thereof acting directly or indirectly, taking possession of and operating, in whole or in substantial part, the premises and space leased or operated by the Lessee, or premises required for the actual operation of Lessee's aircraft to and from the Airport, or (2) if all or a substantial part of the premises and space leased by the Lessee shall be acquired in the manner described in Article XXIV hereof;

          (y)  The default by Lessee in the performance of any covenant or agreement herein required to be performed by Lessee and the failure of Lessee to remedy such default for a period of sixty (60) days after receipt from Lessor of written notice to remedy the same; provided, however, that no notice of cancellation, as above provided, shall be of any force or effect if Lessee shall have remedied the default prior to receipt of Lessor's notice of cancellation;

        Notwithstanding anything to the contrary herein contained, Lessor shall not have the right to cancel, or give notice of cancellation of, this Agreement solely by reason of Lessee's failure or refusal to pay any part of the rentals, fees or charges provided for in this Agreement if, within sixty (60) days after such failure or refusal, Lessee shall have given to Lessor a written notice stating that Lessee in good faith predicates such failure or refusal upon either or both of the following: (1) any provision of this Agreement granting to Lessee in specified events a reduction in or abatement of any rentals, fees or charges payable by Lessee to Lessor hereunder, or (2) any provision of this Agreement authorizing Lessee in specified events to deduct from any such rentals, fees or charges, the reasonable cost to Lessee of performing any obligation or obligations required by this Agreement to be performed by Lessor.

        No waiver or default by Lessor of any of the terms, covenants or conditions hereof to be performed, kept and observed by Lessee shall be construed to be or act as a waiver of any subsequent default of any of the terms, covenants and conditions herein contained to be performed, kept and observed by Lessee. The acceptance of rental by Lessor for any period or periods after a default of any of the terms, covenants and conditions herein contained to be performed, kept and observed by Lessee, shall not be deemed a waiver of any right on the part of Lessor to cancel this Agreement for failure by Lessee to so perform, keep or observe any of the terms, covenants or conditions of this Agreement.

ARTICLE XV

CANCELLATION BY LESSEE

        Lessee, in addition to any other right of cancellation herein given to Lessee or any other rights to which Lessee may be entitled by law or otherwise, may, so long as Lessee is not in default in any payments to Lessor hereunder, cancel this Agreement by giving Lessor sixty (60) days advance written notice to be served as hereinafter provided, upon or after the happening of any one of the following events:

          (a)  The failure or refusal, for reasons beyond the control of Lessee, of the FAA, at any time during the term of this Agreement or any renewal thereof, to permit Lessee to operate into or from the Airport with any type of aircraft which Lessee may be licensed to operate into or from other airports of like size and character and which Lessee may reasonably desire to operate into or from the Airport;

          (b)  Issuance by any court of competent jurisdiction of an injunction in any way substantially preventing or restraining the use of the Airport or any part thereof necessary for Lessee's operations, and the remaining in force of such injunction for a period of at least sixty (60) days at least after Lessor has exhausted or abandoned all appeals;

          (c)  The inability of Lessee due to circumstances beyond its control to use, for a period in excess of ninety (90) days, the Airport or to exercise any rights and privileges granted to Lessee hereunder and necessary to its operations because of any law or ordinance, or because of any order, rule, regulation or other action or any non-action of the FAA or any other governmental authority, or, because of earthquake, other casualty (excepting fire) or because of Acts of God or the public enemy;

          (d)  The default by Lessor in the performance of any covenant or agreement herein required to be performed by Lessor and the failure of Lessor to remedy such default for a period of ninety (90) days after receipt from Lessee of written notice to remedy the same; provided, however, that no notice of cancellation, as above provided, shall be of any force or effect if Lessor shall have remedied the default prior to receipt of Lessee's notice of cancellation.

        Lessee's performance of all or any part of this Agreement for or during any period or periods after a default of any of the terms, covenants and conditions herein contained to be performed, kept and observed by Lessor, shall not be deemed a waiver of any right on the part of Lessee to cancel this Agreement for failure by Lessor so to perform, keep or otherwise observe any of the terms, covenants, or conditions hereof to be performed, kept and observed by Lessor, or be construed to be or act as a waiver by Lessee of any subsequent default of any of the terms, covenants and conditions herein contained to be performed, kept and observed by Lessor.

ARTICLE XVI

SUSPENSION AND ABATEMENT

        In the event that Lessor's operation of the Airport or Lessee's operation at the Airport should be restricted substantially by action of any court of competent jurisdiction or by action of the federal government or any agency thereof, or by action of the State of Michigan or any agency thereof, then either party hereto shall have the right, upon written notice to the other, to a suspension of this Agreement and an abatement of a just proportion of the services and facilities to be afforded hereunder, or a just proportion of the payments to become due hereunder, from the time of such notice until such restriction shall have been remedied and normal operations restored. Ascertainment of all matters under this Article shall be determined by agreement or by arbitration as provided in Article XVII hereof.

ARTICLE XVII

ARBITRATION

        If any controversy or claim should arise out of, under, or relating to, the provisions of Articles III or XVI of this Agreement, then either party may by notice in writing to the other, submit the controversy or claim to arbitration. The party desiring such arbitration shall give written notice to that effect to the other party, specifying in said notice the name and address of the person designated to act as arbitrator on its behalf. Within fifteen (15) days after the service of such notice, the other party shall give written notice to the first party specifying the name and address of the person designated to act as arbitrator on its behalf. The arbitrators thus appointed shall appoint a third disinterested person of recognized competence in such field, and such three arbitrators shall as promptly as possible determine the controversy or claim.

        If the two arbitrators appointed by the parties shall be unable to agree upon the appointment of a third arbitrator within fifteen (15) days after the appointment of the second arbitrator, then within fifteen (15) days thereafter either of the parties upon written notice to the other party, on behalf of both, may request the appointment of a disinterested person of recognized competence in the field involved as the third arbitrator by the then chief judge of the United States District Court for the Eastern District of Michigan, Southern Division, or upon his failure, refusal or inability to act, may request such appointment by the then miscellaneous presiding judge of the Circuit Court (Third Judicial Circuit) of the State of Michigan, County of Wayne, or, upon his failure, refusal or inability to act, may apply to the Circuit Court (Third Judicial Circuit) of the State of Michigan, County of Wayne for the appointment of such third arbitrator, and the other party shall not raise any question as to the court's full power and jurisdiction to entertain the application and make the appointment. If none of the parties shall so request such appointment of a third arbitrator within fifteen (15) days after the expiration of the period within which the two arbitrators are to appoint a third arbitrator as hereinabove provided, the rights of each party to arbitrate the matter shall be deemed to have been waived and either of the parties may proceed to enforce whatever remedies, legal or otherwise, it may otherwise have.

        The decision in which any two of the three arbitrators so appointed and acting hereunder concur shall in all cases be binding and conclusive upon the parties. Each party shall pay the fees and expense of the arbitrator appointed by such party and one-half of the other expense of the arbitration properly incurred hereunder.

        Each of the parties hereto agree that if, in the opinion of the other party, any separate agreement is required by law in order to effectuate or enforce the arbitration provisions hereinabove contained, it will execute such separate agreement provided that the same is not inconsistent with the terms and provisions of this Agreement.

ARTICLE XVIII

INDEMNITY

        Lessee agrees to indemnify and hold Lessor harmless from and against all liability for injuries to persons or damage to property caused by Lessee's use and occupancy of or operations at the Airport; provided, however, that Lessee shall not be liable for any injury, damage or loss caused by Lessor's sole negligence or by the joint negligence of Lessor and any person other than Lessee; and provided further that Lessor shall give to the Lessee prompt and timely notice of any claim made or suit instituted which in any way, directly or indirectly, contingently or otherwise, affects or might affect Lessee, and Lessee shall have the right to compromise and defend the same to the extent of its own interest.

ARTICLE XIX

INSURANCE

        Lessee shall, at all times during the term of this Agreement maintain in effect policies of insurance issued by a company or companies of sound and adequate financial responsibility, insuring Lessee against all liabilities to the public for loss resulting from injury to persons or damage to property arising out of or caused by Lessee's operations, acts or omissions or those of Lessee's employees, agents or contractors. Such policies shall name the Lessor as additional assured thereunder, subject to the limitations set forth in Article XVIII hereof in respect of Lessor's negligence, and shall be in at least the following amounts:

Aircraft Public Liability Insurance	—	$5,000,000 per person 50,000,000 per accident
Aircraft Property Damage Insurance	—	$10,000,000 per accident
Comprehensive Public Liability Ins.	—	$5,000,000 per person 10,000,000 per accident
Comprehensive Property Damage Ins.	—	$5,000,000 per accident

Lessee shall furnish to Lessor certificates evidencing such insurance.

ARTICLE XX

QUIET ENJOYMENT

        Lessor agrees that on payment of the rentals, fees and charges as herein provided and performance of the covenants and agreements on the part of Lessee to be performed hereunder, Lessee shall peaceably have and enjoy the leased premises and all the rights and privileges of the Airport, its appurtenances and facilities granted herein.

ARTICLE XXI

TITLE TO EQUIPMENT, IMPROVEMENTS
AND FACILITIES ERECTED BY LESSEE

        It is agreed that title to any equipment, improvements, and facilities, and any additions thereto, irrespective of whether the same would otherwise become a fixture under Michigan law (including without limitation all buildings, hangars, structures, storage tanks, pipes, pumps, wires, poles, machinery and air-conditioning equipment), constructed or installed by Lessee upon the premises leased hereunder to Lessee for its exclusive or preferential use or upon other Airport property (other than equipment, improvements and facilities financed by Lessor, whether with the proceeds of Bonds, PFCs, Federal funds or otherwise), shall remain the property of Lessee, unless it has at any time during the term of this Agreement by written notice and election, vested title to all or any part thereof in Lessor. Lessee shall have the right at any time during the term of this agreement, or any renewal or extension hereof, to remove any or all of such equipment, improvements and facilities, provided Lessee is not at any such time in default in its payments to Lessor hereunder and subject further to Lessee's obligation to repair all damage, if any, reasonable wear and tear excepted, resulting from such removal. If at any time during this Agreement, Lessee has exercised its right to vest title to such equipment, improvements and facilities in Lessor, it shall no longer have the right to remove such property. Lessee agrees to remove said equipment, improvements and facilities at the expiration or other termination of this Agreement irrespective of whether it has exercised its right of election to vest title to the same in

Lessor, if so requested by Lessor, and, upon failure so to do, Lessor shall have the right to remove the same and charge to Lessee the actual cost of such removal and restoration of the site to its original condition, ordinary wear and tear excepted. Any such equipment, improvements or facilities not removed by Lessee prior to the expiration or other termination of this Agreement shall thereupon become the property of Lessor.

ARTICLE XXII

SURRENDER OF POSSESSION

        Upon the expiration or earlier termination of this Agreement or any renewal hereof, Lessee shall forthwith surrender possession of the premises in as good condition as when received, reasonable wear and tear, damage by flood, fire, earthquake, other casualty, Acts of God or the public enemy, excepted.

ARTICLE XXIII

MINERAL RIGHTS

        It is agreed and understood that all water, gas, oil and mineral rights in and under the soil are expressly reserved to Lessor.

ARTICLE XXIV

CONDEMNATION

        Upon the acquisition by condemnation or the exercise of the power of eminent domain under any Federal or state statute by the Federal Government, the State of Michigan, or any Federal or state agency or any other person vested with such power, of a temporary or permanent interest in all or any part of the Airport, the Lessor and the Lessee each shall have the right to appear and file claims for damages, to the extent of their respective interests, in the condemnation or eminent domain proceedings, to participate in any and all hearings, trials and appeals therein, and to receive and retain such amount as they may lawfully be entitled to receive as damages or payment as a result of such acquisition.

ARTICLE XXV

ASSIGNMENT AND SUBLETTING

        A.    Lessee shall not at any time assign this Agreement or any part hereof, or sublet any premises now or hereafter leased to Lessee, without the consent in writing of Lessor, which consent will not be unreasonably withheld; provided, that the foregoing shall not prevent the assignment of this Agreement to any corporation with which Lessee may merge or consolidate, or which may succeed to the business of Lessee. No such subletting, however, shall release Lessee from its obligations to pay any and all of the rentals, charges, and fees provided or from any other obligation under this Agreement.

        B.    Except as provided in Article IIIB.2.(b), Lessor shall not at any time assign this Agreement or any part hereof, or pledge, sell, convey, mortgage, encumber, assign or otherwise transfer the Airport or any portion thereof during the term of this Agreement.

ARTICLE XXVI

SUBSIDIARY COMPANIES

        The right to use the premises and facilities leased to Lessee under Article I hereof, or which it may subsequently be entitled to use in accordance with the exercise of options pursuant to this Agreement, in the manner specified in such Article and any other Articles of this Agreement, shall be extended to all of Lessee's subsidiary companies at no additional cost.

ARTICLE XXVII

NOTICES

        Notices to Lessor provided for herein shall be sufficient if sent by registered mail, postage prepaid, addressed to Director of Airports, Detroit Metropolitan Wayne County Airport, Detroit, Michigan 48242; and notices to Lessee, if sent by registered mail, postage prepaid, addressed to Northwest Airlines, Inc., 5101 Northwest Drive, St. Paul, Minnesota 55111, Attention: Vice President-Facilities and Airport Affairs, or to such other respective addresses as the parties may designate to each other in writing from time to time.

ARTICLE XXVIII

DEFINITIONS

        1.    "Activity Fee" shall have the meaning set forth in Article IIIB.1.

        2.    "Agreement" shall mean this Airport Use and Lease Agreement.

        3.    "Airport" shall have the meaning set forth in the first "Whereas" clause of this Agreement.

        4.    "Airport Agreement" shall mean this Agreement, and each other airport use and lease agreement with respect to the Airport that is substantially the same as this Agreement, except with respect to specific leased premises thereunder.

        5.    "Airport Development Fund" shall mean the fund of such name created under Ordinance 319.

        6.    "Airport-system" shall mean the Airport and Willow Run Airport.

        7.    "Air Transportation" shall mean the business of transporting natural persons, property, cargo and mail by aircraft.

        8.    "Approved Maximum Landing Weight" for any aircraft shall mean the maximum landing weight approved by the FAA for landing such aircraft at the Airport.

        9.    "Assigned Operations and Maintenance Functions" shall mean: (a) operations and maintenance for all of Lessee's Preferential South Terminal Space, (b) operation and maintenance (including janitorial services, cleaning and minor repairs) of all of the Shared Use South Terminal Space and public space in the South Terminal and the mechanical equipment therein, (c) the operation and maintenance of all building-wide services, such as heating, cooling, lighting, and electrical services and (d) the maintenance and repairs of the interior and exterior floors, walls, ceilings and roof of the South Terminal. The foregoing notwithstanding, Assigned Operations and Maintenance Functions shall not include: (i) operation of the Shared Use South Terminal Space (including gate allocation and utilization), and FIS Facilities in the South Terminal, (ii) the selection of concessionaires in the South Terminal and operations and maintenance functions to be performed by such concessionaires in the South Terminal, and (iii) police and building security functions in the South Terminal.

        10.  "Bonds" shall mean bonds issued by Lessor pursuant to the Bond Ordinance or any other ordinance of Lessor pursuant to which airport revenue bonds secured by a pledge of Airport revenue, on a senior or subordinate lien basis, are issued.

        11.  "Bond Debt Service" shall mean, for any Fiscal Year, all amounts of any nature whatsoever payable during such Fiscal Year under Ordinance 319 into the Bond Fund (including, but not limited to, the Bond Reserve Account), the Junior Lien Bond Fund, the Operation and Maintenance Reserve Fund and the Renewal and Replacement Fund, any other payment required by Section 604 of Ordinance 319 (including, but not limited to, amounts required to satisfy Lessor's rate covenant) and all amounts of any nature whatsoever payable during such Fiscal Year under any other ordinance of Lessor pursuant to which Bonds are issued into funds with purposes similar to the aforementioned

Ordinance 319 funds, including coverage payments, reduced in all cases by an amount equal to any interest payable on Bonds during such Fiscal Year from Bond proceeds.

        12.  "Bond Fund" shall mean the fund of such name as established pursuant to Ordinance 319.

        13.  "Bond Ordinance" shall mean Ordinance 319 and such other ordinances enacted and amended from time to time under which Lessor is authorized to issue Bonds.

        14.  "Bond Reserve Account" shall mean the fund of such name as established pursuant to Ordinance 319.

        15.  "Cost Centers" shall mean the South Terminal Cost Center and the North Terminal Cost Center, which shall be certain areas of the Airport grouped together for the purpose of accounting for revenues, O&M Expenses and Bond Debt Service. Each such area is a Cost Center.

        16.  "Cost of the North Terminal" shall mean, for any Fiscal Year, the Cost of the North Terminal calculated for that Fiscal Year pursuant to Article IIIA.2(b)(v).

        17.  "Cost of the North Terminal County-Controlled Airline Space" shall mean, for any Fiscal Year, the Cost of the North Terminal County-Controlled Airline Space calculated for that Fiscal Year pursuant to Article IIIF.

        18.  "Cost of the North Terminal Airline Premises" shall mean, for any Fiscal Year, the Cost of the North Terminal Airline Premises Area calculated for that Fiscal Year pursuant to Article IIIA.2.(b)(v).

        19.  "Cost of the South Terminal" shall mean, for any Fiscal Year, the Cost of the South Terminal calculated for that Fiscal Year pursuant to Article IIIA.2.(b)(iv).

        20.  "Cost of the South Terminal County-Controlled Airline Space" shall mean, for any Fiscal Year, the Cost of the South Terminal County-Controlled Airline Space calculated for that Fiscal Year pursuant to Article IIIF.

        21.  "Cost of the South Terminal Airline Premises" shall mean, for any Fiscal Year, the Cost of the South Terminal Airline Premises Area calculated for that Fiscal Year pursuant to Article IIIA.2.(b)(iv).

        22.  "County-Controlled Airline Space" shall mean South Terminal County-Controlled Airline Space and North Terminal County-Controlled Airline Space.

        23.  "County-Controlled Airline Space Revenues" shall mean revenue received by Lessor for the use of County-Controlled Airline Space.

        24.  "County Discretionary Fund" shall mean the fund of such name as established pursuant to Ordinance 319.

        25.  "Date of Beneficial Occupancy" shall mean, with regard to any terminal facility, the date on which an air transportation company occupies such facility for the operation of its Air Transportation business.

        26.  "Excess Costs of the North Terminal Airline Premises" shall have the meaning set forth in Article IIIE.5.

        27.  "Excess Costs of the South Terminal Airline Premises" shall have the meaning set forth in Article IIIE.2.

        28.  "Excess South Terminal Costs" shall have the meaning set forth in Article IIIE.3.

        29.  "Excess North Terminal Costs" shall have the meaning set forth in Article IIIE.7.

        30.  "Exclusive Existing Terminal Space" shall mean Exclusive Use Premises in the Existing Terminal Facilities.

        31.  "Exclusive Use Premises" shall mean space, improvements and facilities at the Airport leased for the exclusive use of an air carrier.

        32.  "Existing Terminal Facilities" shall mean space, improvements and facilities in the terminals in operation at the Airport immediately prior to the Date of Beneficial Occupancy of any space in the South Terminal.

        33.  "Existing Terminal Space To Be Demolished" shall have the meaning set forth in Article IB.1.

        34.  "FAA" shall mean the Federal Aviation Administration, or any successor agency.

        35.  "Facilities Use Fees" shall mean the fees for use of FIS Facilities charged pursuant to Article IIIC.

        36.  "Final Audit" shall have the meaning set forth in Article IIIG.5.(b).

        37.  "FIS Facilities" shall mean that portion of the terminals at the Airport consisting of facilities for the United States Custom Service, the United States Immigration and Naturalization Service, the United States Department of Health and Human Services and the United States Department of Agriculture, and any successor departments or services thereto, for the processing of arriving international passengers.

        38.  "Fiscal Year" shall mean October 1 of any year through September 30 of the following year, or such other fiscal year as Lessor may adopt for the Airport.

        39.  "June 6, 2001 Weighted Majority Request" shall have the meaning set forth in Exhibit H.

        40.  "Junior Lien Bond Fund" shall mean the fund of such name as established pursuant to Ordinance 319.

        41.  "Lessee's Existing Terminal Space" shall have the meaning set forth in Article IB.1.

        42.  "Lessee's Preferential South Terminal Space" shall have the meaning set forth in Article IB.2.(a).

        43.  "Majority-in-Interest of the air carriers" shall mean either (i) seventy-five percent (75%) of the Signatory Airlines who together have landed fifty-one percent (51%) of the total landed weight of all such Signatory Airlines during the immediately preceding calendar year (as such weight is reflected by official Airport records), or (ii) fifty-one percent (51%) of the Signatory Airlines who have together landed seventy-five percent (75%) of the total landed weight of all such Signatory Airlines during the immediately preceding calendar year (as such weight is reflected by official Airport records).

        44.  "Mid-Year Projection" shall have the meaning set forth in Article IIIG.4.

        45.  "New Bonds" shall have the meaning set forth in Exhibit H.

        46.  "North Terminal" shall mean the new north terminal facilities at the Airport to be constructed by the County to replace the Existing Terminal Facilities, provided that prior to the Date of Beneficial Occupancy of the North Terminal, references herein to the North Terminal shall mean the Existing Terminal Facilities, as such facilities are modified by the Northwest Demolition Project.

        47.  "North Terminal Cost Center" shall mean the Cost Center of the same name described in Exhibit J, which includes the land identified as the North Terminal on Exhibit J, and all facilities, equipment and improvements now or hereafter located thereon, including all passenger terminal buildings, connecting structures, passenger walkways and tunnels, concourses, hold areas and federal inspection service facilities, and any additions and improvements thereto, as that land, facilities, equipment and improvements may change from time to time.

        48.  "North Terminal County-Controlled Airline Space" means certain airline areas in the North Terminal, including but not limited to, holdrooms, ticket counters, baggage claim areas, outbound baggage rooms, international baggage pick-up, and recheck lobbies, which the County may from time to time retain under its exclusive control and possession and are not leased to an airline pursuant to an Airport Agreement.

        49.  "North Terminal County-Controlled Airline Space Revenues" shall mean, for any Fiscal Year, revenues received or receivable by the County for that Fiscal Year for the use of North Terminal County-Controlled Airline Space.

        50.  "North Terminal Airline Premises" shall mean collectively, the Preferential North Terminal Space and the Shared Use North Terminal Space.

        51.  "O&M Expenses" shall mean, for any Fiscal Year, direct and indirect expenses of maintenance, operation and administration of the Airport (including, but not limited to, the South Terminal and the North Terminal) for such Fiscal Year.

        52.  "Operation and Maintenance Reserve Fund" shall mean the fund of such name as established pursuant to Ordinance 319.

        53.  "Ordinance 319" shall mean that Amended and Restated Master Airport Revenue Bond Ordinance No. 319 adopted by the County Commission of Lessor on April 14, 1998, as such ordinance has been amended or supplemented from time to time.

        54.  "Other Available Moneys" shall mean, for any Fiscal Year, the amount of money determined by Lessor's Director of Airports in concurrence with the Chief Financial Officer of Lessor to be transferred by Lessor for such Fiscal Year from PFCs or other sources other than Revenues (as defined in Ordinance 319) to any fund created under any Bond Ordinance and used to pay principal and interest on Bonds.

        55.  "Passenger Credit" shall mean, for any Fiscal Year, the credits the Signatory Airlines are entitled to receive for that Fiscal Year pursuant to Article IIIH.

        56.  "Passenger Credit Revenue Amount" shall mean, for any Fiscal Year, the sum of (1) the amount of the four non-airline revenue line items on the County's audited financial statements for the Airport for such Fiscal Year currently entitled "Food and Beverage," "News/Gifts," "Other Concessions/Duty-free" and "Pay Phone/Telecommunications", or if such titles change, the line items that include the same type of revenue, and (2) the amount, if any, required to be added to the amount in (i) in order for the Activity Fee rate for such Fiscal Year to not be less than $.35 per thousand pound unit of Approved Maximum Landing Weight.

        57.  "Persons" shall mean natural persons, firms, corporations, partnerships, limited liability companies and other legal entities.

        58.  "PFCs" shall mean passenger facility charges imposed by Lessor pursuant to the Aviation and Safety Capacity Expansion Act of 1990, Pub. L. 101-508, Title IX, Subtitle B, §§ 9110 and 911, recodified as 49 U.S.C. 40117, as amended from time to time, and Part 158 of the Federal Aviation Regulations (14 CFR Part 158), as amended from time to time.

        "Preferential South Terminal Space" shall mean Preferential Use Premises in the South Terminal.

        59.  "Preferential North Terminal Space" shall mean Preferential Use Premises in the North Terminal.

        60.  "Preferential South Terminal Space" shall mean Preferential Use Premises in the South Terminal.

        61.  "Preferential Use Premises" shall mean space, improvements and facilities at the Airport provided to an air carrier on a preferential, non-exclusive manner, e.g., in the manner provided in Article IB.2.(b).

        62.  "Producer Price Index" shall mean the Producer Price Index/All Commodities published by the United States Department of Labor, Bureau of Labor Statistics (January, 1996 = 100), or if such index is discontinued or otherwise becomes unavailable to the public, the most nearly comparable index published by a recognized financial institution, financial publication or university.

        63.  "Project Development Agreement" shall mean the Amended and Restated Project Development Agreement dated as of the same date as this Agreement, between Lessor and Lessee.

        64.  "Projection" shall have the meaning set forth in Article IIIG.2.

        65.  "Renewal and Replacement Fund" shall mean the fund of such name as established pursuant to Ordinance 319.

        66.  "Revenue Fund" shall mean the fund of such name as established pursuant to Ordinance 319.

        67.  "Revenue Requirement" shall have the meaning set forth in Article IIIB.1.

        68.  "Series 1998A Bonds" shall have the meaning set forth in Exhibit H.

        69.  "Shared Use Domestic North Terminal Space" shall mean Shared Use North Terminal Space that is used exclusively for domestic operations.

        70.  "Shared Use International North Terminal Space" shall mean Shared Use North Terminal Space that is used exclusively for international operations.

        71.  "Shared Use Swing North Terminal Space" shall mean Shared Use North Terminal Space that is used for both domestic and international operations.

        72.  "Shared Use North Terminal Space" shall mean Shared Use Premises in the North Terminal.

        73.  "Shared Use Premises" shall mean space, improvements and facilities at the Airport to be used jointly or in common by air carriers, excluding County-Controlled Airline Space and FIS Facilities.

        74.  "Shared Use Domestic South Terminal Space" shall mean Shared Use South Terminal Space that is used exclusively for domestic operations.

        75.  "Shared Use International South Terminal Space" shall mean Shared Use South Terminal Space that is used exclusively for international operations.

        76.  "Shared Use Swing South Terminal Space" shall mean Shared Use South Terminal Space that is used for both domestic and international operations.

        77.  "Shared Use South Terminal Space" shall mean Shared Use Premises in the South Terminal.

        78.  "Signatory Airlines" shall mean Lessee and those air carriers who have executed an agreement substantially similar to the First Amended and Restated Airport Agreement. After October 1, 2008, in order to be a Signatory Airline, an air carrier shall also have executed an agreement substantially similar to this Agreement (except for the premises leased thereunder).

        79.  "South Terminal" shall mean the south terminal facilities at the Airport constructed pursuant to the Project Development Agreement, as such facilities are modified from time to time.

        80.  "South Terminal Airline Premises" shall mean collectively, the Preferential South Terminal Space and the Shared Use South Terminal Space.

        81.  "South Terminal Cost Center" shall mean the Cost Center of the same name described in Exhibit J, which includes the land identified as the South Terminal on Exhibit J, and all facilities, equipment and improvements now or hereafter located thereon, including all passenger terminal buildings, connecting structures, passenger walkways and tunnels, concourses, hold areas and federal inspection service facilities, and any additions and improvements thereto, as that land, facilities, equipment and improvements may change from time to time.

        82.  "South Terminal County-Controlled Airline Space" shall mean certain airline areas in the South Terminal, including, but not limited to, holdrooms, ticket counters, baggage claim areas, outbound baggage rooms, international baggage pick-up, and recheck lobbies, which the County may from time to time retain under its exclusive control and possession and are not leased to an airline pursuant to an Airport Agreement.

        83.  "South Terminal County-Controlled Airline Space Revenues" shall mean, for any Fiscal Year, revenues received or receivable by the County for that Fiscal Year for the use of South Terminal County-Controlled Airline Space.

        84.  "Special Facility Revenues" shall have the meaning for such term set forth in Ordinance 319.

        85.  "Special Facility Revenue Bond" shall mean a bond of Lessor secured solely by Special Facility Revenues.

        86.  "Surplus North Terminal County-Controlled Airline Space Revenues" shall have the meaning set forth in Article IIIE.5.

        87.  "Surplus South Terminal County-Controlled Airline Space Revenues" shall have the meaning set forth in Article IIIE.1.

        88.  "Terminal Charges" shall mean the rentals, use charges and facilities use fees established pursuant to Article IIIA and IIIC.

        89.  "Terminal Rentals" shall mean the rentals established pursuant to Article IIIA.2.

        90.  "Terminal Rental Rate" shall mean, for any Fiscal Year, the rate established as such pursuant to Article IIIA.2(b).

        91.  "Terminal Use Charges" shall mean the use charges established pursuant to Article IIIA.3.

        92.  "Weighted Majority" shall mean either (a) Signatory Airlines which, in the aggregate, landed eighty-five percent (85%) or more of the landed weight of all Signatory Airlines for the preceding twelve-month period for which records are available, or (b) all but one of the Signatory Airlines regardless of landed weight.

        93.  "Year-End Adjustment" shall mean, for any Fiscal Year, the payments required to be made by the Signatory Airlines, and/or the credits the Signatory Airlines are entitled to receive, for that Fiscal Year pursuant to Article IIIE.

ARTICLE XXIX

PARAGRAPH HEADINGS

        The paragraph headings contained herein are for convenience in reference and are not intended to define or limit the scope of any provision of this Agreement.

ARTICLE XXX

INVALID PROVISION

        In the event any covenant, condition or provision herein contained is held to be invalid by any court of competent jurisdiction, the invalidity of any such covenant, condition or provision shall in no way affect any other covenant, condition or provision herein contained; provided that the invalidity of any such covenant, condition or provision does not materially prejudice either Lessor or Lessee in its respective rights and obligations contained in the valid covenants, conditions or provisions of this Agreement.

ARTICLE XXXI

SUCCESSORS AND ASSIGNS BOUND BY COVENANTS

        All the covenants, stipulations and agreements in this Agreement shall extend to and bind the legal representatives, successors and assigns of the respective parties hereto.

ARTICLE XXXII

RIGHT TO LEASE TO UNITED STATES GOVERNMENT

        It is agreed that during time of war or national emergency the Lessor shall have the right to lease the landing area or any part thereof to the United States Government for military or naval use, and, if any such lease is executed, the provisions of this instrument insofar as they are inconsistent with the provisions of the lease to the Government shall be suspended.

        It is agreed that this lease shall be subordinate to the provisions of any existing or future agreement between the Lessor and the United States, relative to the operation or maintenance of the Airport, the execution of which has been or may be required as a condition precedent to the expenditure of Federal funds for the development of the Airport.

ARTICLE XXXIII

COVENANTS AGAINST DISCRIMINATION

        A.    COVENANT PURSUANT TO REQUIREMENTS OF THE DEPARTMENT OF TRANSPORTATION:    Lessee, for itself, its personal representatives, successors in interest, and assigns, as a part of the consideration hereof, does hereby covenant and agree as a covenant running with the land, that (1) no person on the grounds of race, color, national origin or gender shall be excluded from participation in, denied the benefits of, or be otherwise subjected to discrimination in the use of facilities at the Airport, (2) that in the construction of any improvements on, over, or under land at the Airport and the furnishing of services thereon, no person on the grounds of race, color, national origin or gender shall be excluded from participation in, denied the benefits of, or otherwise be subjected to discrimination, (3) that Lessee shall use the premises in compliance with all other requirements imposed by or pursuant to Title 49, Code of Federal Regulations, Department of Transportation, Subtitle A, Office of the Secretary, Part 21, Nondiscrimination in Federally-assisted Programs of the Department of Transportation—Effectuation of Title VI of the Civil Rights Act of 1964, and as said Regulations may be amended. In the event of a breach of any of the above non-discrimination covenants, Lessor shall have the right to terminate this agreement and to reenter and repossess said land and the facilities thereon, and hold the same as if said agreement had never been made or issued.

        B.    EMPLOYMENT:    The parties hereto hereby covenant not to discriminate against an employee or applicant for employment with respect to his or her hire, tenure, terms, conditions or privileges of employment, or any matter directly or indirectly related to employment because of his or her age or sex, except where based on a bona fide occupational qualification, or because of his or her race, color, religion, national origin or ancestry, and to require a similar covenant on the part of any sublessee hereunder and any subcontractor employed as a result, or in connection with the exercise of rights granted and/or the performance of obligations assumed under this Agreement.

        C.    AFFIRMATIVE ACTION PROGRAM:    In addition to the foregoing, the parties hereto agree to carry out and be subject to the provisions of Addendum 1, entitled "NON-DISCRIMINATION AFFIRMATIVE ACTION AND SET ASIDE PROGRAMS FOR WAYNE COUNTY" attached hereto and made a part hereof.

        D.    DISADVANTAGED BUSINESS ENTERPRISE:    Lessee agrees to comply with the following policy and requirements of the Department of Transportation:

          1.    POLICY.    It is the policy of the Department of Transportation that disadvantaged business enterprises as defined in 49 CFR Part 23 shall have the maximum opportunity to participate in the performance of contracts financed in whole or in part with Federal funds under this Agreement. Consequently the disadvantaged business enterprise requirements of 49 CFR Part 23 apply to this Agreement.

          2.    DBE OBLIGATION.    (i) The recipient or its contractor agrees to ensure that disadvantaged business enterprises as defined in 49 CFR Part 23 have the maximum opportunity to participate in the performance of contracts and subcontracts financed in whole or in part with Federal funds provided under this Agreement. In this regard all recipients or contractors shall take all necessary and reasonable steps in accordance with 49 CFR Part 23 to ensure that disadvantaged business enterprises have the maximum opportunity to compete for and perform contracts. Recipients and their contractors shall not discriminate on the basis of race, color, national origin, or sex in the award and performance of Department of Transportation-assisted contracts.

        Failure of a contractor or subcontractor to carry out the requirements set forth in paragraph 23.43(a) of 49 CFR Part 23 shall constitute a breach of contract and, after notification of the Department of Transportation, may result in termination of the Agreement or contract by the recipient or such remedy as the recipient deems appropriate.

        The definitions set forth in paragraph 23.5 of 49 CFR Part 23 shall apply to the foregoing statements concerning disadvantaged business enterprises.

ARTICLE XXXIV

CONFORMITY OF AGREEMENT

        In the event that Lessor shall hereafter enter into any lease, contract or agreement with any other scheduled air transport operator, with respect to the use of the Airport or terminal facilities, containing more favorable terms than this Agreement, or shall hereafter grant to any other scheduled air transport operator, rights or privileges with respect thereto which are not accorded to Lessee hereunder, then the same rights, privileges and more favorable terms shall be concurrently and automatically made available to Lessee.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

COUNTY OF WAYNE CHIEF EXECUTIVE OFFICER
/s/ EDWARD H. MCNAMARA Edward H. McNamara
NORTHWEST AIRLINES, INC.
By	/s/ JAMES M. GREENWALD, VP
Its	Facilities and Airport Affairs

EXHIBIT A
[Map of Airport]

EXHIBIT B
[Map of Lessee's Existing Terminal Space]

EXHIBIT C
[Maps of Lessee's Preferential South Terminal Space and Shared Use South Terminal Space]

EXHIBIT D

Protocol for Use of International Gates Midfield Terminal

        This Exhibit sets fourth utilization procedures for the twelve-(12) international gates at the McNamara Terminal and shall take effect upon commencement of operations at such gates. These procedures will apply to any future international gates at the McNamara Terminal.

        The International gates, together with related hold rooms, passenger loading bridges, ramp access and baggage facilities shall be made available for arrivals or departures based on the following priorities:

  1.
  Regularly scheduled international airline service, with existing service having precedence over new service;

  2.
  Regularly scheduled Northwest domestic service;

  3.
  International charter arrivals, if and for so long as the Federal government prohibits FIS operations at the Berry International Terminal;

  4.
  Irregular or Diversion international arrivals of scheduled airline;

  5.
  Delayed international charter arrivals when the expected delay for the flight to use the Berry International Terminal will exceed 90 minutes and use of the McNamara Terminal FIS gate will not interfere with the scheduled international or domestic use of that gate.

  6.
  Northwest Airlines domestic irregular and diversion aircraft.

        In the event the FAA makes a determination in writing that the foregoing priority of regularly scheduled Northwest domestic service over international charter arrivals if and for so long as the Federal government prohibits FIS operations at the Berry International Terminal would cause the international gates at the Midfield Terminal to cease to be PFC-eligible or would be a non-competitive procedure, Lessor and Lessee shall negotiate in good faith a resolution permitting international charter arrivals to have access to FIS operations on a basis sufficient to satisfy all applicable governmental requirements, charter arrivals at the Midfield Terminal international gates on a reasonable basis considering the scheduled operations of Lessee.

        The following criteria will be used to make the determination that an airline is offering scheduled service:

  •
  The International operation of the airline generally has passengers connecting at the Airport on-line, inter-line, or via code share, and the operational need for connecting facilities.

  •
  The Airline operating the flight is a signatory under the use and lease agreement of the Airport.

  •
  The Airline holds all necessary government approvals to operate international regularly scheduled service.

  •
  The Airlines international service is scheduled on a year-round basis or is offered seasonally on an annual basis.

  •
  The Airline's schedules are published in the Official Airline Guide and displayed in computer reservation systems, and the fares regularly published by the Airline Tariff Publishing Company.

  •
  The Airlines provide reservation services and create PNRs (passenger name records) for the flights with its own employees.

        International operations that meet these criteria overall shall be considered international regularly scheduled flights for purposes of this protocol. However, the failure to meet any one or more criteria shall not necessarily preclude the operation from being considered an international regularly scheduled flight. The Airport's goal of optimizing overall airport operating efficiency shall be an important consideration.

        The County will review with Northwest Airlines and other scheduled international carriers, on an annual (or more frequent) basis, the procedures for scheduling, gate occupancy times, ramp storage locations and penalties for non-compliance.

EXHIBIT E:
Allocation of O&M Expenses, Bond Debt Service and Other Available Moneys

O&M Expenses

Cost Center

North Terminal

        O&M Expenses attributable to the operation and maintenance of the North Terminal, including any passenger bridges and connectors to parking garages as well as immediate curbside. These expenses include, but are not limited to, the following:

  •
  Payroll and fringe benefit cost of County employees directly allocable to North Terminal operation & maintenance

  •
  Security expenses

  •
  Janitorial expenses

  •
  Repairs and maintenance

  •
  Supplies

  •
  Utilities (includes HVAC, water sewage, electric, etc.)

  •
  Capital items procured from O&M budget

South Terminal

        O&M Expenses attributable to the operation and maintenance of the South Terminal, including any passenger bridges and connectors to parking garages as well as immediate curbside. These expenses include, but are not limited to, the following:

  •
  Costs associated with the Assigned Operations and Maintenance Functions

  •
  Payroll and fringe benefit costs of County employees directly allocable to South Terminal operation & maintenance

  •
  Security Expenses

  •
  Supplies

  •
  Utilities (includes HVAC, water, sewage, electric, etc.)

  •
  Capital items procured from O&M budget

Rest of Airport

        All other O&M Expenses not allocable to either the North or South Terminal Cost Center. These include, but are not limited to, the following:

  •
  Payroll and fringe benefit costs of County employees not allocable to North and South Terminal Cost Centers

  •
  Costs associated with all parking garages, lots and facilities

  •
  All costs associated with Airport access roadways, including Airport signage

  •
  Shuttle bus costs

  •
  General Airport Costs (i.e. landscaping, insurance, fire & rescue, etc.)

  •
  Utilities (includes HVAC, water, sewage, electric, etc.)

  •
  County administrative costs and chargebacks

  •
  Capital items procured from O&M budget

  •
  All airfield costs including expenses attributable to the North Terminal and South terminal apron and taxiways

  •
  Professional services contracts and costs not directly allocable to terminal cost centers

Bond Debt Service

Cost Center

North Terminal

        1)    Bond Debt Service attributable to Series 1998A Bonds issued for:

  •
  Existing Terminal Projects

        2)    Bond Debt Service attributable to New Bonds issued to fund:

  •
  North Terminal Redevelopment Project (excluding Bond Debt Service attributable to the North Terminal apron and taxiways)

        3)    Bond Debt Service attributable to any Bonds issued in the future (other than New Bonds) to finance North Terminal improvements, additions or other modifications

South Terminal

        1)    Bond Debt Service attributable to New Bonds and Series 1998A Bonds issued to fund

  •
  Midfield Terminal Project Phase I and II (excluding Bond Debt Service attributable to the Midfield Terminal Phase II apron and taxiways, the south employee parking lot and Taxiway Q)

        2)    Bond Debt Service attributable to any Bonds issued in the future (other than New Bonds) to finance South Terminal improvements, additions or other modifications

Rest of Airport

        1)    All outstanding Bond Debt Service attributable to Bonds issued prior to 1998

        2)    All Bond Debt Service attributable to Series 1998A Bonds issued to fund projects other than the Existing Terminal Projects and the Midfield Terminal Project Phase I

        3)    All Bond Debt Service attributable to Series 1998B Bonds

        4)    Bond Debt Service attributable to New Bonds issued to fund:

  •
  North Terminal Redevelopment Project apron and taxiways

  •
  Midfield Terminal Phase II Project apron and taxiways

  •
  Taxiway Q Project

  •
  South Employee Parking Lot Project

  •
  Noise Mitigation Project

  •
  Vehicles and Equipment Project

  •
  Central Admin Building and Training Complex Project

  •
  West Airfield Improvements Project

  •
  Runway 3L-21R Shoulders Overburden Project

        5)    Bond Debt Service attributable to any Bonds issued in the future (other than New Bonds) to finance improvements, additions or other modifications other than North or South Terminal

Other Available Moneys

        1.    Each Fiscal Year, PFCs that are required to be used during such Fiscal Year as set forth in Exhibit H shall be allocated to the North Terminal Cost Center, the South Terminal Cost Center and the rest of the Airport as follows:

Cost Center

North Terminal

1.
Existing Terminal Projects (100% of Series 1998A Bonds PFC eligible Bond Debt Service)

2.
North Terminal Redevelopment Project (excluding apron and taxiways) (100% of New Bond PFC eligible Bond Debt Service)

South Terminal

1.
Midfield Terminal Phase I Project (100% of Series 1998A Bonds PFC eligible Bond Debt Service)

2.
Midfield Terminal Phase II Project (excluding apron and taxiways, south employee parking lot and Taxiway Q) (100% of New Bond PFC eligible Bond Debt Service)

Rest of Airport

1.
Services 1998A Bonds issued to fund Other CIP Projects (77% of Bond Debt Service)

2.
North Terminal Redevelopment Project apron and taxiways (100% of New Bond PFC eligible Bond Debt Service)

3.
Midfield Terminal Phase II Project apron and taxiways, and Taxiway Q) (100% of New Bond PFC eligible Bond Debt Service)

4.
Noise Mitigation Project (100% of New Bond PFC eligible Bond Debt Service)

5.
Vehicle and Equipment Project (100% of New Bond PFC eligible Bond Debt Service)

6.
West Airfield Improvements Project (100% of New Bond PFC eligible Bond Debt Service except with respect to Runway 4/22 elements as set forth in Exhibit H)

7.
Runway 3L-21R Shoulders Overburden Project (100% of New Bond PFC eligible Bond Debt Service)

8.
Center Runway Rehabilitation Project (100% of New Bond PFC eligible Bond Debt Service)

9.
Runway Surface Monitor System Project (100% of New Bond PFC eligible Bond Debt Service)

10.
Surface Movement Guidance System Lighting Project (100% of New Bond PFC eligible Bond Debt Service)

11.
Hold Pad East of 4L Project (100% of New Bond PFC eligible Bond Debt Service)

12.
Third Fire Station ARFF Project (100% of New Bond PFC eligible Bond Debt Service)

        2.    Federal grant proceeds received from the FAA for 2002 through 2008 pursuant to Lessor's FAA Letter of Intent as reimbursement for the Runway 4L/22R and related projects and the South Terminal apron and related projects shall be allocated to the rest of the Airport.

EXHIBIT F
[Map of Airport Parcels to be Sold]

EXHIBIT G

Corporation Counsel Staff Assigned To
Detroit Metropolitan Airport

Position	Description	Salary
9979	Principal Attorney	$89,355
9976	Asst. Corp. Counsel Attorney IV	$70,836
9913	Asst. Corp. Counsel Attorney III	$58,909
Total Salaries		$219,100
Fringe Benefits @ 59.47%		$130,299

Total Salaries & Fringe Benefits		$349,399

        The above positions are assigned to the Airport on a full-time basis.

Airport Finance Office
996 Salaries and Fringe Information

Position	Classification	Salary
66900	Dept Mgr 7	$57,967
66901	Dept Exec 6	67,244
66903	Buyer 2	32,249
66904	Dept Mgr 1	35,967
66905	Account Clerk 2	29,308
66907	Dept Mgr 3	39,555
66908	Clerical Leader	25,736
66909	Accountant 3	34,304
66910	Typist 3	20,303
66912	Clerical Leader	28,716

		$371,349
Fringes		$220,841

        The above positions are assigned to the Airport on a full-time basis.

EXHIBIT H
REQUIRED USE OF PFCs

Capital Projects

        Lessor must use PFCs to pay the maximum amount (except as set forth below) of PFC-eligible Bond Debt Service on (i) the Bonds designated as Series 1998A (the "Series 1998A Bonds") and issued to pay the costs of the capital projects listed below under the heading "Series 1998A Bonds", and (ii) Bonds to be issued to pay the costs of the capital projects listed below under the heading "New Bonds" (the "New Bonds"), in each case as described in the Weighted Majority approvals of each of the below listed capital projects as such Weighted Majority approvals are in effect on the date of this Agreement; provided that the requirement to use PFCs to pay the maximum amount of PFC-eligible Bond Debt Service on the New Bonds shall only apply to those New Bonds issued to pay the costs for such capital projects set forth in Lessor's June 6, 2001 request for Weighted Majority approval of such projects (the "June 6, 2001 Weighted Majority Request"):

A.    Series 1998A Bonds

1.
Midfield Terminal Project—Phase I

2.
Existing Terminal Projects

3.
Other CIP Projects (but not more than 77% of total Bond Debt Service attributable to these projects)

B.    New Bonds(1)

(1)
The County will use PFCs on a pay-as-you go basis to pay the PFC-eligible coverage requirements on the New Bonds to be issued to pay the costs of projects B.1, B.2, B.3, B.4, B.5, B.6 and B.11.

1.
Midfield Terminal Project—Phase II (excluding the South Employee Parking Lot)

2.
North Terminal Redevelopment Project

3.
Noise Mitigation Program

4.
Vehicles/Equipment

5.
West Airfield Improvements (provided that PFCs shall be used to pay PFC-eligible Bond Debt Service on New Bonds issued to pay the costs of the Runway 4/22 Construction project element of the West Airfield improvements only to the extent that the amount of PFCs used for such purpose in any Fiscal Year, when added to the amount of PFCs used in such Fiscal Year to pay PFC-eligible Bond Debt Service on Series 1998A Bonds issued to pay the costs of projects A.1 and A.2 above, does not exceed $40 million)

6.
Runway 3L-21R Shoulders/Overburden Project

7.
Center Runway Rehabilitation Project

8.
Runway Surface Monitor System Project

9.
Surface Movement Guidance System Lighting Project

10.
Hold Pad East of 4L

11.
Third Fire Station (ARFF)

Priority Use of Available PFCs

        If in any Fiscal Year available PFCs are insufficient to pay as set forth above PFC-eligible Bond Debt Service for such Fiscal Year on the Series 1998A Bonds and the New Bonds issued to pay the costs of the projects listed above, such available PFCs will be used to pay PFC-eligible Bond Debt Service in the following order of priority:

          1.    First, to pay PFC-eligible Bond Debt Service on the Series 1998A Bonds issued to pay the costs of projects A.1 and A.2 above, allocated between such projects on a pro rata basis in accordance with the amount of total Bond Debt Service attributable to such projects; provided that the amount of available PFCs used for this purpose in any Fiscal Year shall not exceed the lesser of (a) the PFC revenues received by Lessor in such Fiscal Year that are attributable to a PFC of $3, and (b) $45,996,580;

          2.    Second, to pay a maximum of 77% of total Bond Debt Service on the Series 1998A Bonds issued to pay the costs of the projects in A.3 above;

          3.    Third, to pay PFC-eligible Bond Debt Service on New Bonds issued to pay the costs of the terminal portions of projects B.1 and B.2 above (i.e., excluding the Taxiway Q and apron and other taxiway portions of such projects), allocated between such projects on a pro rata basis in accordance with the amount of PFC-eligible Bond Debt Service attributable to such terminal portions of such projects; and

          4.    Fourth, to pay PFC-eligible Bond Debt Service on New Bonds issued to pay the costs of the airfield related portions of projects B.1 through B.6 above (i.e., projects B.3 through B.6, and the Taxiway Q and apron and other taxiway portions of projects B.1 and B.2), and New Bonds issued to pay the costs of projects B.7 through B.11 above, allocated between (a) such airfield related portions of projects B.1 through B.6 above on the one hand and (b) projects B.7 through B.11 on the other hand on a pro rata basis in accordance with the amount of total Bond Debt Service attributable to (i) the airfield related portions of projects B.1 through B.6 above on the one hand and (ii) projects B.7 through B.11 above on the other hand.

        PFC-eligible Bond Debt Service in any Fiscal Year on any Bonds issued after January 18, 2001 to pay the cost of additional capital projects not identified above may not be paid with PFCs unless (and solely to the extent that) there are remaining available PFCs in such Fiscal Year after available PFCs have been applied in such Fiscal Year to pay all PFC-eligible Bond Debt Service on the Series 1998A Bonds (except for the Series 1998A Bonds issued to pay for the projects in A.3 above, in which case the percentage of PFC-eligible Debt Service to be paid with PFCs is 77%) and on New Bonds issued to pay the capital project costs set forth in the June 6, 2001 Weighted Majority Request (including New Bonds issued to pay the costs of the Runway 4/22 Construction project portion of project B.5 above to the extent set forth in B.5 above).

        Subject to the priority use of available PFCs as set forth above, Lessor shall use legally available PFCs to pay all interest due prior to October 1, 2008, on New Bonds issued to pay the costs of projects B.1 through B.2 above (including interest on New Bonds issued to pay both PFC-eligible and ineligible portions of such projects).

EXHIBIT I

FACILITY USE FEE SCHEDULE
Detroit Metropolitan Wayne County Airport
For Operating Years ended September 30

	Till DBO	2002	2003	2004	2005	2006	2007	2008	2009	2010	2011	2012
Berry Terminal	$4.50	$3.50	$3.50	$3.50	$3.50	$3.50	$3.50	$3.50	$4.00	$4.00	$4.00	$4.00
Midfield Terminal	N/A	$4.50	$4.50	$4.50	$4.50	$4.50	$4.50	$4.50	$5.00	$5.00	$5.00	$5.00
	2013	2014	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024
Berry Terminal	$4.00	$4.50	$4.50	$4.50	$4.50	$4.50	$5.00	$5.00	$5.00	$5.00	$5.00	$5.50
Midfield Terminal	$5.00	$5.50	$5.50	$5.50	$5.50	$5.50	$6.00	$6.00	$6.00	$6.00	$6.00	$6.00
	2025	2026	2027	2028
Berry Terminal	$5.50	$5.50	$5.50	$5.50
Midfield Terminal	$6.00	$6.00	$6.00	$6.00

Note: Facility Use Fee represents charge per international deplanement.

EXHIBIT J
[Maps of Terminal cost Centers]

QuickLinks

AIRPORT USE AND LEASE AGREEMENT BETWEEN THE CHARTER COUNTY OF WAYNE, MICHIGAN AND NORTHWEST AIRLINES, INC. DATED AS OF JUNE 21, 2002
EXHIBIT A [Map of Airport]
EXHIBIT B [Map of Lessee's Existing Terminal Space]
EXHIBIT C [Maps of Lessee's Preferential South Terminal Space and Shared Use South Terminal Space]
EXHIBIT D Protocol for Use of International Gates Midfield Terminal
EXHIBIT E: Allocation of O&M Expenses, Bond Debt Service and Other Available Moneys
EXHIBIT F [Map of Airport Parcels to be Sold]
EXHIBIT G
EXHIBIT I
EXHIBIT J [Maps of Terminal cost Centers]